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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Clear Channel Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Clear Channel Communications, Inc.

P.O. Box 659512
San Antonio, Texas 78265-9512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 28, 2004

     As a shareholder of Clear Channel Communications, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of Clear Channel Communications, Inc. to be held at The Westin Hotel, 420 West Market Street, San Antonio, Texas 78205, on April 28, 2004, at 8:30 a.m. local time, for the following purposes:

1.	to elect eleven directors to serve for the coming year;

2.	to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2004; and

3.	to transact any other business which may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 8, 2004 are entitled to notice of and to vote at the meeting.

     Two cut-out admission tickets are included on the back cover of this document. Please contact Clear Channel’s Corporate Secretary at Clear Channel’s corporate headquarters if you need additional tickets. The annual meeting will begin promptly at 8:30 a.m.

     Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Randall T. Mays Secretary

San Antonio, Texas
March 18, 2004

2004 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of shareholders of Clear Channel Communications, Inc. to be held on Wednesday, April 28, 2004, beginning at 8:30 a.m., at the Westin Hotel, 420 West Market Street, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about April 1, 2004.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Clear Channel’s annual meeting of shareholders (the “annual meeting”), which will take place on April 28, 2004. The Board is soliciting proxies to be used at the meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel’s 2003 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting: the election of directors and the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2004.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on March 8, 2004 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Clear Channel hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     SHAREHOLDER OF RECORD: If your shares are registered directly in your name with Clear Channel’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Clear Channel. As the shareholder of record, you have the right to grant your voting proxy directly to Clear Channel or to vote in person at the annual meeting. Clear Channel has enclosed a proxy card for you to use.

     BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions. Your broker will send you directions on how you can instruct your broker to vote. If you do not provide instructions to your broker to vote your shares, they may either vote your shares on the matters being presented at the annual meeting or leave your shares unvoted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the shareholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Clear Channel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in “street name”, when you return your proxy card, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by sending the secretary of Clear Channel a proxy card dated later than your last vote, notifying the secretary of Clear Channel in writing, or voting at the meeting.

Q	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Clear Channel’s Common Stock is necessary to constitute a quorum at the annual meeting. Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or a vote “against” a particular matter. “Broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote on a particular matter), if any, are counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the election of directors or ratification of the selection of independent auditors.

Q:	What are Clear Channel’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2004.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel will announce preliminary voting results at the annual meeting and publish final results in Clear Channel’s quarterly report on Form 10-Q for the second quarter of 2004, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 9, 2004.

THE BOARD OF DIRECTORS

     The Board is responsible for the management and direction of Clear Channel and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel’s business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid a $40,000 annual retainer provided that he or she attends not less than 75% of the meetings of the Board. The chairman of the Audit Committee is paid an additional annual retainer of $6,000. The chairman of the Compensation Committee is paid $1,500 for each committee meeting he or she attends, and all other committee members are paid $1,000 for each committee meeting he or she attends. In addition, in April 2003, each non-employee director was granted options to purchase 7,500 shares of Clear Channel common stock. These options vest 20% per year beginning one year from the date of grant and expire ten years from the date of grant.

BOARD MEETINGS

     During 2003, the Board held five meetings. Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served. Clear Channel encourages, but does not require, directors to attend the annual meetings of shareholders. At Clear Channel’s 2003 Annual Meeting of Shareholders, eleven members of the Board at the time of that meeting attended.

INDEPENDENCE OF DIRECTORS

     In February 2003, the Board of Directors adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel’s directors. The full text of the guidelines can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the secretary of Clear Channel. Pursuant to the Guidelines, the Board of Directors undertook its annual review of director independence in February 2003. During this review, the Board of Directors considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel and its subsidiaries, affiliates and investors, including those reported under “Certain Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

     As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, Alan D. Feld, Perry J. Lewis, B.J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J.C. Watts and John H. Williams are independent of Clear Channel and its management under the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines.

     The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. Clear Channel’s non-management directors have met separately in executive sessions without management present.

     The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Corporate Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of the Clear Channel, on behalf of any committee or subcommittee of the Board.

     The directors serving as the chairman of the Compensation Committee of the Board, the chairman of the Audit Committee of the Board and the chairman of the Nominating and Governance Committee of the Board shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each successive calendar quarter.

     Currently, Mr. Williams, the Chairman of the Compensation Committee, is serving as the Presiding Director. As part of the standard rotation established by the Board, Mr. Lewis, the Chairman of the Audit Committee, will begin his service as the Presiding Director on April 1, 2004.

COMMITTEES OF THE BOARD

     The Board has three committees: the Compensation Committee, the Nominating and Governance Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. The table below sets forth members of each committee.

BOARD COMMITTEE MEMBERSHIP

		Executive	Nominating and
	Compensation	Performance	Governance	Audit
Name	Committee	Subcommittee	Committee	Committee
Alan D. Feld	X
Perry J. Lewis				X *
B. J. McCombs	X		X *
Phyllis B. Riggins				X
Theodore H. Strauss			X	X
J. C. Watts	X	X
John H. Williams	X *	X *	X	X

X = Committee member; * = Chairperson

     The Compensation Committee administers Clear Channel’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning directors of Clear Channel and its subsidiaries (except with respect to matters entrusted to the Executive Performance Subcommittee as described below). See the Report of the Compensation Committee and the Executive Performance Subcommittee later in this document, which details the basis on which the Compensation Committee and its subcommittee determines executive compensation. The Compensation Committee met one time during 2003.

     The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of executive and other corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. Section 162(m), which among other things, limits the deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers. The Executive Performance Subcommittee of the Compensation Committee met one time during 2003.

     The Nominating and Governance Committee is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board of Directors regarding such candidates as well as committee membership. The Committee is currently developing a Charter which will guide its operations. This Charter is expected to be adopted by the Board of Directors on or prior to the April 2004 Board meeting. Once adopted, the Charter will be made available at Clear Channel’s Internet Website at www.clearchannel.com. A copy may also be obtained upon request from the secretary of Clear Channel. The Nominating and Governance Committee met one time during 2003.

     Our directors take a critical role in guiding Clear Channel’s strategic direction and oversee the management of Clear Channel. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which Clear Channel operates.

     Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Clear Channel. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

     The Nominating and Governance Committee will consider director candidates recommended by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the secretary of Clear Channel at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

     The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. All members of the Audit Committee are independent as defined by the listing standards of the NYSE. Additionally, Audit Committee members Perry J. Lewis and Phyllis B. Riggins have both been designated as “Financial Experts” as defined by the SEC. See the Audit Committee Report later in this document, which details the duties and performance of the committee. The Audit Committee met four times during 2003.

     Historically, we have not adopted a formal process for shareholder communications with the Board. However, we take actions to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholders communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Governance Committee will give full consideration to the adoption of a formal process for shareholder communications with the Board and, if adopted, publish it promptly and post it to our website.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board intends to nominate, at the annual meeting of shareholders, the eleven persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Clear Channel common stock represented and entitled to be voted at the annual meeting. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “for” the election of the eleven nominees listed. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR

     The nominees for director are Alan D. Feld, Thomas O. Hicks, Perry J. Lewis, L. Lowry Mays, Mark P. Mays, Randall T. Mays, B. J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts and John H. Williams.

     Alan D. Feld, age 67, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. He has served as a director of Clear Channel since 1984. Mr. Feld also serves on the board of trustees of Centerpoint Properties Trust and AMR Advantage Mutual Funds.

     Thomas O. Hicks, age 58, is Chairman of the Board of Hicks, Muse, Tate & Furst Incorporated, a global private investment firm formed in 1989. He has served as a director of Clear Channel since August 30, 2000. He had served as Chairman of the Board and Chief Executive Officer of AMFM Inc. prior to that time. Mr. Hicks also serves as a director of Home Interiors & Gifts, Inc., Viasystems Group, Inc. and Swift Food, Inc.

     Perry J. Lewis, age 66, has served as an Advisory Director of CRT Capital Group LLC, a trading and investment banking firm, since February 2002. Prior to that Mr. Lewis was Managing Director of Heartland Industrial Partners, a private equity capital firm, from May 2000 to January 2002. Mr. Lewis was the Chairman of Broadcasting Partners, Inc. from its inception in 1988 until its merger with Evergreen Media Corporation, and was Chief Executive Officer of Broadcasting Partners, Inc. from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm, which was established in 1982. He has served as a director of Clear Channel since August 30, 2000. He had served as a director of AMFM Inc. prior to that time and Evergreen Media Corporation prior to AMFM’s acquisition of Evergreen Media Corporation. Mr. Lewis also serves as a director of Superior Essex, Inc.

     L. Lowry Mays, age 68, is the founder of Clear Channel and currently serves as Chairman of the Board and Chief Executive Officer. He has served as a director since Clear Channel’s inception. Mr. Lowry Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer of Clear Channel, respectively.

     Mark P. Mays, age 40, serves as the President and Chief Operating Officer of Clear Channel. He has served as a director since May 1998. Mr. Mark Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and Chief Executive Officer and the brother of Randall T. Mays, Clear Channel’s Executive Vice President and Chief Financial Officer.

     Randall T. Mays, age 38, serves as the Executive Vice President and Chief Financial Officer of Clear Channel. He has served as a director since April 1999. Mr. Randall Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and Chief Executive Officer and the brother of Mark P. Mays, Clear Channel’s President and Chief Operating Officer. Mr. R. Mays also serves on the board of directors of XM Satellite Radio Holdings, Inc.

     B. J. McCombs, age 76, is a private investor with interests in professional sports and other investments. He has served as a director of Clear Channel since its inception.

     Phyllis B. Riggins, age 51, has been a Managing Director of Bluffview Capital, LP since May 2003. Prior thereto, she was a Managing Director and Group Head – Media/Telecommunication of Banc of America Securities (and its predecessors) global corporate and investment banking from September 1979 until her retirement in September 2002. Ms. Riggins has served as a director of Clear Channel since December 2002.

     Theodore H. Strauss, age 79, is a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm. He has served as a director of Clear Channel since 1984. Mr. Strauss also serves as a director of Sizeler Property Investors, Inc.

     J. C. Watts, Jr., age 46, is the Chairman of JC Watts Companies, LLC, a consulting firm. Mr. Watts is a former member of the United States House of Representatives and represented the 4th District of Oklahoma from 1995 to 2002. He served as the Chairman of the House Republican Conference. He has served as a director of Clear Channel since February 3, 2003. Mr. Watts also serves as a director of Terex Corporation, Dillard’s, Inc. and Burlington Northern Santa Fe Corp.

     John H. Williams, age 70, was a Senior Vice President of First Union Securities, Inc. (formerly known as Everen Securities, Inc.), an investment banking firm, until his retirement in July 1999. He has served as a director of Clear Channel since 1984. Mr. Williams also serves as a director of GAINSCO, Inc.

MANAGEMENT RECOMMENDS THAT THE YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

CODE OF BUSINESS CONDUCT AND ETHICS

     Clear Channel adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its chief executive officer, chief financial officer, and chief accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel’s website at www.clearchannel.com. A copy may also be obtained upon request from the secretary of Clear Channel. If Clear Channel makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel’s chief executive officer, chief financial officer or chief accounting officer and relates to an element of the

SEC’s “code of ethics” definition, Clear Channel will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The table below sets forth information concerning the beneficial ownership of Clear Channel common stock as of March 8, 2004, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel to own beneficially more than 5% of outstanding common stock. At the close of business on March 8, 2004, there were 616,657,745 shares of Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature
	of Beneficial
Name	Ownership		Percent of Class
Alan D. Feld	47,329	(1)	*
Thomas O. Hicks	37,733,292	(2)(15)	6.1%
Perry J. Lewis	179,332	(3)	*
L. Lowry Mays	31,840,668	(4)	5.1%
Mark P. Mays	10,647,471	(5)	1.7%
Randall T. Mays	6,032,777	(6)	1.0%
B. J. McCombs	11,182,481	(7)	1.8%
Phyllis B. Riggins	3,850	(8)	*
Theodore H. Strauss	237,975	(9)	*
J.C. Watts	1,500	(10)	*
John H. Williams	36,089	(11)	*
Paul Meyer	48,498	(12)	*
Brian Becker	274,310	(13)	*
Hicks Muse Parties (14)	34,943,548	(15)	5.7%
FMR Corp. (16)	91,047,982		14.8%
All Directors and Executive Officers as a Group (20 persons)	84,515,005	(17)	13.6%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 35,500 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership.

(2)	Consists of 2,789,744 shares for which Thomas O. Hicks has sole voting and dispositive power and 34,943,548 shares (including vested stock options to purchase 94,000 shares) for which Thomas O. Hicks has shared voting and dispositive power. Of the 2,789,744 shares for which Thomas O. Hicks has sole voting and dispositive power, 2,036,472 shares are held of record by Thomas O. Hicks, 252,358 shares are subject to options held of record by certain trusts for the benefit of certain of Thomas O. Hicks’ children that are currently vested, 237,989 shares are held by Thomas O. Hicks as the trustee of certain trusts for the benefit of Thomas O. Hicks’ children, 11,500 shares held of record by Thomas O. Hicks as nominee that are immediately exercisable pursuant to a stock option, 102,366 shares are held of record by a private foundation controlled by Thomas O. Hicks, and 149,059 shares are held of record by three limited partnerships of which the general partner is a limited liability company of which Thomas O. Hicks is the sole member. Of the 34,943,548 shares of common stock for which Thomas O. Hicks has shared voting and dispositive power, 117,771 shares are held by Thomas O. Hicks as the co-trustee of a trust for the benefit of unrelated parties, and 34,825,777 shares (including vested stock options to purchase 94,000 shares) are held of record by the Hicks Muse Parties (as defined in note (15)

below). Mr. Thomas O. Hicks disclaims beneficial ownership of the shares of common stock not owned of record by him.

(3)	Includes 129,000 shares subject to options held by Mr. Lewis. Excludes 3,000 shares owned by Mr. Lewis’ wife, as to which Mr. Lewis disclaims beneficial ownership.

(4)	Includes 2,495,000 shares subject to options held by Mr. L. Mays, 48,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary 8,630,798 shares held by certain grantor retained annuity trusts of which Mr. L. Mays is not the trustee, but is the beneficiary, 17,894,122 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 174,123 shares held by the Mays Family 2000 Charitable Lead Annuity Trust, 1,413,947 shares held by the Mays Family Foundation and 109,474 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority.

(5)	Includes 118,000 shares subject to options held by Mr. M. Mays, 8,858,702 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 765,693 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd.

(6)	Includes 118,000 shares subject to options held by Mr. R. Mays, 5,241,116 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 400,000 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd.

(7)	Includes 23,500 shares subject to options held by Mr. McCombs and 11,158,981 shares held by the McCombs Family Partners, Ltd. of which Mr. McCombs is the general partner. Excludes 27,500 shares held by Mr. McCombs’ wife, as to which Mr. McCombs disclaims beneficial ownership.

(8)	Includes 1,500 shares subject to options held by Ms. Riggins.

(9)	Includes 35,500 shares subject to options held by Mr. Strauss, 48,450 shares held by trusts of which Mr. Strauss is the trustee, but not a beneficiary, and 108,587 shares held by the THS Associates L.P. of which Mr. Strauss is the general partner.

(10)	Includes 1,500 shares subject to options held by Mr. Watts.

(11)	Includes 24,500 shares subject to options held by Mr. Williams. Excludes 9,300 shares held by Mr. Williams’ wife, as to which Mr. Williams disclaims beneficial ownership.

(12)	Includes 28,750 shares subject to options held by Mr. Meyer.

(13)	Includes 274,170 shares subject to options held by Mr. Becker.

(14)	Address c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

(15)	Consists of (i) 127,027 shares held of record by Capstar Boston Partners, L.L.C., a limited liability company of which the manager is a limited partnership whose ultimate general partner is Hicks, Muse Fund III Incorporated (“Fund III Inc.”), (ii) 16,773,479 shares held of record by two limited partnerships of which the ultimate general partner is Fund III Inc., (iii) 8,221,220 shares held of record by six limited partnerships of which the ultimate general partner is Hicks, Muse Fund IV LLC (“Fund IV”), (iv) 9,610,051 shares held of record by HM 1-FOF Coinvestors, L.P. a limited partnership of which the ultimate general partner is Hicks Muse Latin America Fund Incorporated (“LA Fund”), and (v) 94,000 shares issuable upon the exercise of stock options that are already vested and held by Hicks, Muse & Co. Partners, L.P., a limited partnership of which the ultimate general partner is HM Partners Inc. (“HM Partners”). The entities affiliated with Hicks, Muse, Tate & Furst Incorporated and described in this footnote as holding shares of Clear Channel are collectively the “Hicks Muse Parties”. Thomas O. Hicks is a controlling stockholder and serves as executive officer of Fund III Inc., LA Fund and HM Partners, and Thomas O. Hicks is the sole member of Fund IV. Accordingly, Thomas O. Hicks may be deemed to be the beneficial owner of the common stock beneficially owned by the Hicks Muse Parties. Mr. Thomas O. Hicks disclaims beneficial ownership of the shares of common stock not owned of record by him.

(16)	Address: 82 Devonshire Street, Boston, Massachusetts 02109.

(17)	Includes 3,755,256 shares subject to options held by such persons, 9,821,510 shares held by trusts of which such persons are trustees, but not beneficiaries, 17,894,122 shares held by the LLM Partners Ltd, 765,693 shares held by the MPM Partners, Ltd., 400,000 shares held by the RTM Partners, Ltd, 11,158,981 shares held by the McCombs Family Partners, Ltd, 108,587 shares held by the THS Associates L.P., 1,413,947 shares held by the Mays Family Foundation, 109,474 shares held by the Clear Channel Foundation and 34,943,548 shares held by Hick Muse Parties as more fully described in note (15) above.

EXECUTIVE COMPENSATION

     Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2003, the executive compensation program consisted of a base salary, a bonus plan, stock options and restricted stock grants based on Clear Channel’s cash flow growth and individual performance.

Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for the years ended December 31, 2003, 2002 and 2001, for the Chief Executive Officer and each of the four most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the three years ended December 31, 2003 (hereinafter referred to as the “named executive officers”).

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
							Awards	Payouts
				Other Annual
Name And				Compensation	Restricted Stock				All Other
Principal Position	Year	Salary ($)	Bonus ($)	($) (2)	Awards ($)		Options (#)	LTIP Payout ($)	Compensation ($)
L. Lowry Mays	2003	1,012,838	1,000,000	–	915,500	(1)	225,000	–	5,000	(3)
Chairman and CEO	2002	1,009,078	1,975,000	–	–		–	–	101,009	(4)
	2001	1,010,626	–	–	–		750,000	–	160,115	(4)
Mark P. Mays	2003	697,093	1,000,000	–	915,500	(1)	225,000	–	5,000	(3)
President and COO	2002	692,627	1,975,000	–	–		–	–	3,500	(3)
	2001	692,915	–	–	–		500,000	–	2,975	(3)
Randall T. Mays	2003	692,617	1,000,000	–	915,500	(1)	225,000	–	5,000	(3)
Executive Vice President	2002	691,089	1,975,000	–	–		–	–	3,500	(3)
and CFO	2001	691,649	–	–	–		500,000	–	2,975	(3)
Paul Meyer	2003	403,992	420,000	–	–		40,000	–	5,000	(3)
President and CEO – Clear Channel	2002	349,472	150,000	–	–		–	–	3,500	(3)
Outdoor	2001	343,166	–	–	–		75,000	–	2,975	(3)
Brian E. Becker	2003	495,983	325,000	–	–		35,000	–	5,000	(3)
CEO – Clear Channel	2002	488,300	340,000	–	–		–	–	3,500	(3)
Entertainment	2001	492,424	–	–	–		287,500	–	2,975	(3)

(1)	Represents a grant of 25,000 shares of restricted stock awarded on February 19, 2003 which on December 31, 2003 had a fair market value of $1,170,750. The restriction will lapse and the shares will vest on the fifth anniversary of the date of grant. The holder will receive all cash dividends declared and paid during the vesting period.

(2)	Perquisites that are less than $50,000 in the aggregate for any named executive officer are not disclosed in the table in accordance with SEC rules.

(3)	Represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(4)	Represents $98,209 and $157,140 paid by Clear Channel prior to July 30, 2002, and during 2001, respectively, on a split-dollar life insurance policy for L. Lowry Mays. Such amounts include the entire dollar amount of the term life portion and the present value to L. Lowry Mays of the interest-free use of the non-term portion of each premium payment. The remainder represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

Stock Option Grant Table

     The following table sets forth certain information concerning stock options granted to the named executive officers during the year ended December 31, 2003.

	Number of	Percent of Total
	Securities	Options Granted to			Grant Date
	Underlying Options	Employees in Fiscal	Exercise or Base		Present
Name	Granted (#)	Year	Price ($/share)	Expiration Date	Value ($) (1)
L. Lowry Mays	225,000	4.6%	36.62	2/19/13	$4,268,250
Mark P. Mays	225,000	4.6%	36.62	2/19/13	$4,268,250
Randall T. Mays	225,000	4.6%	36.62	2/19/13	$4,268,250
Paul Meyer	40,000	.8%	36.62	2/19/10	$676,501
Brian E. Becker	35,000	.7%	36.62	2/19/10	$591,938

(1)	Present value for this option was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from 2.912% to 6.62%, a dividend yield of 0%, a volatility factor of the expected market price of Clear Channel’s common stock used ranged from 43% to 46.8% and the expected life ranged from 5 years to 7.5 years. The present value of stock options granted is based on a theoretical option-pricing model. In actuality, because the company’s employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all shareholders commensurately.

Stock Option Exercises and Holding Table

     The following table sets forth certain information regarding stock options exercised by the named executive officers during the year ended December 31, 2003, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2003. Also reported are the values of “in the money” options which represent the positive spread between the exercise price of any existing stock options and the Clear Channel common stock price as of December 31, 2003.

			Number of Securities	Value of Unexercised In-the-
	Shares		Underlying Unexercised	Money Options at
	Acquired on		Options at Fiscal Year End	Fiscal Year End
	Exercise		(#)	($)
Name	(#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
L. Lowry Mays	–	–	2,345,000 / -0-	11,375,540 / -0-
Mark P. Mays	20,000	554,550	73,000 / 875,000	1,005,600 / 2,434,750
Randall T. Mays	20,000	554,550	73,000 / 875,000	1,005,600 / 2,434,750
Paul Meyer	4,000	74,793	-0- / 170,000	-0- / 430,400
Brian E. Becker	–	–	307,495 / 422,505	2,428,574 / 4,351,675

Equity Compensation Plans

     The following table summarizes information, as of December 31, 2003, relating to Clear Channel’s equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Number of securities
	Number of		remaining available
	securities to be		for future
	issued upon		issuance under
	exercise price of	Weighted-average	equity compensation
	outstanding	exercise price of	plans (excluding
	options, warrants	outstanding	securities reflected in
Plan category	and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	19,494,765	$48.150	43,831,820
Equity compensation plans not approved by security holders (2)	16,804	$38.735	2,011,611

Total (3)	19,511,569	$48.140	45,843,431

(1)	These plans are the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Clear Channel Communications, Inc. Directors’ Nonqualified Stock Option Plan, Clear Channel Communications, Inc. 1998 Incentive Stock Option Plan and Clear Channel Communications, Inc. 2001 Incentive Stock Option Plan.

(2)	The sole equity compensation plan not submitted to the shareholders for approval is the Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan. The Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan is included with the exhibits to Clear Channel’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002.

(3)	Does not include option to purchase an aggregate of 22,588,433 shares, at a weighted average exercise price of $41.5697, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

Employment Agreements

     On October 1, 1999, Clear Channel entered into employment agreements with its three senior executives, L. Lowry Mays (Chairman and Chief Executive Officer), Mark P. Mays (President and Chief Operating Officer) and Randall T. Mays (Executive Vice President and Chief Financial Officer). Each agreement has a term of seven years with automatic daily extensions unless Clear Channel or the executive elects not to extend the agreement. Each of these employment agreements provides for a minimum initial base salary, subject to review and annual increase by the Compensation Committee. In addition, each agreement provides for an annual bonus pursuant to Clear Channel’s Annual Incentive Plan or as the Executive Performance Subcommittee determines. The employment agreements with the Chief Executive Officer, President and Chief Financial Officer initially provided for base salaries of $1,000,000, $350,000 and $325,000, respectively, and for minimum option grants to acquire 100,000, 50,000 and 50,000 shares of Clear Channel common stock, respectively; provided, however, that the annual option grant will not be smaller than the option grant in the preceding year unless waived by the executive. Each option will be exercisable at fair market value at the date of grant for a ten-year period even if the executive is not employed by Clear Channel. The Compensation Committee or the Executive Performance Subcommittee will determine the schedule upon which the options will vest and become exercisable.

     Each of these executive employment agreements provides for severance and change-in-control payments in the event that Clear Channel terminates an executive’s employment “without cause” or if the executive terminates for “good reason.” “Cause” is narrowly defined, and any determination of cause is subject to a supermajority vote of Clear Channel’s board. “Good reason” includes defined change-in-control transactions involving Clear Channel, Clear Channel’s election not to automatically extend the term of the employment agreement, a diminution in the executive’s pay, duties or title or, in the case of the President and Chief Financial Officer, if neither L. Lowry Mays, Mark P. Mays nor Randall T. Mays is the Chairman and Chief Executive Officer of Clear Channel. If an executive is terminated by Clear Channel “without cause” or the executive resigns for “good reason” then that executive will receive a lump-sum cash payment equal to the base salary and bonus that otherwise would have been paid for the remainder of the term of the agreement (using the highest bonus paid to executive in the three years preceding the termination but not less than $1,000,000 bonus for the President or Chief Financial Officer and $3,000,000 bonus for the Chief Executive Officer), continuation of benefits, an option to acquire 1,000,000 shares of Clear Channel common stock at fair market value as of the date of termination that is fully vested and exercisable for a period of ten years, and immediate vesting on the date of termination of all stock options held by the executive on the date of termination. Certain tax gross up payments would also be due on such amounts. However, if either the President or Chief Financial Officer terminates his employment agreement “for good reason” because neither L. Lowry Mays, Mark P. Mays nor Randall T. Mays is the Chairman and Chief Executive Officer of Clear Channel, then the lump-sum payment and option grants described above essentially double. In the event the executive’s employment is terminated “without cause” or for “good reason,” the employment agreements also restrict the executive’s business activities that compete with the business of Clear Channel for a period of two years following such termination.

     On March 21, 2001 Clear Channel entered into an employment agreement with Brian E. Becker, which was amended on February 12, 2004. As amended, the initial term of the contract expires on February 13, 2006 and automatically extends one day at a time thereafter unless either party gives the other one years’ notice of expiration, which may be given at any time on or after February 13, 2005. The contract calls for Mr. Becker to be the Chief Executive Officer of the division now named Clear Channel Entertainment for a base salary of $475,000 per year, increased annually by the consumer price index. Mr. Becker also has a bonus plan based on the percentage increase of EBITDA over 15% per year and stock options based on earlier employment with SFX Entertainment, Inc. and thereafter based on merit as decided by the Clear Channel Compensation Committee. Upon execution of the February 2004 amendment, Mr. Becker received 25,000 options to purchase Clear Channel common stock at an exercise price equal to the fair market value of the common stock on the date of grant.

     In the event of a change in control, Mr. Becker would receive two times his then current base salary. Clear Channel may terminate Mr. Becker’s employment (a) on or after February 13, 2005 for any reason upon one years’ written notice or (b) for “cause.” Mr. Becker may terminate his employment with Clear Channel (a) on or after February 13, 2005 for any reason upon one years’ written notice or (b) for “good reason.” “Cause” is narrowly defined and “good reason” includes a change in Mr. Becker’s job responsibilities, duties, or title. If Mr. Becker is terminated “without cause” or resigns with “good reason,” then within thirty days of the effective date of termination he is entitled to receive a lump sum payment of two years compensation plus certain tax gross ups. If Mr. Becker elects to terminate by giving one years’ notice, Mr. Becker is entitled to continue to receive his salary and any payments he may be entitled to under any applicable employee benefit plan for 12 months following the effective date of termination. Mr. Becker is prohibited by his employment agreement from activities that compete with Clear Channel for 12 months after he leaves the employ of Clear Channel and he is prohibited from soliciting Clear Channel employees for employment for 24 months after the termination of his employment for “cause” or resignation by the executive without “good reason.”

     On February 18, 2004, Clear Channel entered into an employment agreement with Paul J. Meyer. This contract is effective the 1st day of February 2004 and the initial term ends on January 31, 2006; the term automatically extends one day at a time beginning February 1, 2005 unless one party gives the other one years’ notice of expiration at or prior to January 31, 2005. The contract calls for Mr. Meyer to be the President and Chief Executive Officer, Clear Channel Outdoor for a base salary of $475,000 for the period from February 1, 2004 through January 31, 2005; and $500,000 for the period from February 1, 2005 through January 31, 2006, subject to additional annual raises thereafter in accordance with Clear Channel’s policies. Mr. Meyer is also eligible to receive a performance bonus based on the percentage increase of EBIT per year and stock options based on merit as decided by the Clear Channel Compensation Committee. Upon execution of the agreement, Mr. Meyer received 25,000 options to purchase Clear Channel common stock at an exercise price equal to the fair market value of the common stock on the date of grant.

     Mr. Meyer may terminate his employment at any time upon one years’ written notice. Clear Channel may terminate Mr. Meyer “without cause” upon one years’ written notice. If Mr. Meyer is terminated “without cause”, he is entitled to receives a lump sum payment of accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan. Mr. Meyer is prohibited by his employment agreement from activities that compete with Clear Channel for 12 months after he leaves Clear Channel and he is prohibited from soliciting Clear Channel employees for employment for 12 months after termination regardless of the reason for termination of employment.

REPORT OF THE COMPENSATION COMMITTEE AND THE
EXECUTIVE PERFORMANCE SUBCOMMITTEE

     The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report or the performance graphs by reference therein.

     The Compensation Committee of the Board of Directors and the Committee’s Executive Performance Subcommittee have furnished the following report on executive compensation for fiscal year 2003.

Overall Policy

     The financial success of Clear Channel is linked to the ability of its executive and other officers to direct Clear Channel’s current operations and to assess the advantages of potential acquisitions and realign the operations of the acquired entities with the operating policies of Clear Channel. A major objective of Clear Channel’s compensation strategy is to attract and retain top quality executive and other officers. Another objective of Clear Channel’s compensation strategy is to reward officers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve Clear Channel’s financial goals and to align the interests of Clear Channel’s officers with the interests of Clear Channel’s shareholders.

     Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2003, the executive compensation program consisted of a base salary, a bonus plan, stock options and restricted stock awards based on Clear Channel’s cash flow growth and individual performance.

     The Compensation Committee and the Executive Performance Subcommittee believe that this four-part approach best serves the interests of Clear Channel and its shareholders. It enables Clear Channel to meet the requirements of the highly competitive environment in which Clear Channel operates while ensuring that all officers are compensated in a way that advances both the short and long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is “at risk”, namely, the annual bonus and stock options. The annual bonus is also based, in significant part, on Clear Channel’s performance. Stock options and restricted stock awards relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of Clear Channel’s shareholders.

     To carry out its responsibilities the Compensation Committee engaged a leading national executive compensation consulting firm to develop and provide market pay data to better evaluate the compensation paid to Clear Channel’s executive officers. The consultant developed market pay data from proxy statements of leading media companies (“media peers”) identified by the Committee as key competitors for business and/or executive talent and from a group of general industry companies (“general industry peers”) selected on the basis of criteria that were deemed to reflect Clear Channel in terms of the stock exchange upon which Clear Channel’s shares trade, scope of operations, revenue, free cash flow, total assets, market value, total capital and or number of employees.

     The consultant provided the Committee with market pay data for base salary, bonus, total cash compensation, long-term incentives, and total direct compensation. Market pay data were provided at the 25th, 50th and 75th percentiles of peer pay levels. Based on the Committee’s assessments of peer pay levels and of each executive officer’s skills, performance and contributions, the Committee determined that overall compensation paid to its executive officers were competitively positioned (within the 50th and 75th percentiles) compared to media peers and were appropriate compared to general industry pay practices, performance considerations, and Clear Channel’s desire to motivate and retain its executive officers.

Compensation

     Base Salary

     Base salaries of executive and other officers are set with respect to comparable salaries paid by companies in similar industries in which Clear Channel operates. The salaries of all executive officers except the Chief Executive Officer are determined through mutual negotiations between the executive and the Chief Executive Officer, with consultation of the compensation committee, and are based on both past performance and expected future performance. However, under certain circumstances, Clear Channel may enter into employment agreements with executive officers and it currently has employment agreements with its Chief Executive Officer, its President and Chief Operating Officer, its Executive Vice President and Chief Financial Officer, its President and CEO of Clear Channel Outdoor and its CEO of Clear Channel Entertainment.

     Bonus Plans

     In fiscal year 2003, executive officers of Clear Channel were eligible for participation in Clear Channel’s Annual Incentive Plan. This plan was administered by the Executive Performance Subcommittee and provided for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the plan, the Subcommittee establishes specific company “budgeted goals” applicable to each covered executive officer for performance periods of one or more years. The budgeted goals established for fiscal year 2003 were based upon the executives achieving certain goals, including an increase in cash flow over the prior year and other objective and subjective measures of performance. Budgeted goals for each executive officer were set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Chief Operating Officer, the Chief Financial Officer and other senior executive officers, including the principal executive officers of Clear Channel’s various operating divisions. Past and expected future performance was considered on a subjective basis in determining these budgeted goals, based on the varied circumstances impacting each operating division. The Chief Executive Officer made recommendations as to the compensation levels and performance goals of Clear Channel’s executive officers to the Compensation Committee for their approval.

     In addition, the Subcommittee established an objective formula for calculating the maximum bonus payable to each participating executive officer. These maximum bonus amounts were set above Clear Channel’s historical bonus levels for executives other than the Chief Executive Officer because the Section 162(m) regulations allow only “negative discretion” in respect of this type of plan, and the Subcommittee desired flexibility to recognize exceptional individual performance when warranted.

     For fiscal year 2003, the Subcommittee established overall Company performance targets based upon the achievement of specified levels of growth in earnings per share. After the end of the fiscal year, the Subcommittee confirmed that the 2003 targets had been achieved and, accordingly, that annual bonuses would be paid under the plan, subject to the Subcommittee’s exercise of “negative discretion,” to the Chief Executive Officer and the other plan participants. The amounts of the bonuses paid to the named executives are set forth in the Summary Compensation Table presented elsewhere in these proxy materials.

     Stock Options

     Stock option grants to executive and other officers of Clear Channel were determined using the sole factor of achieving budgeted goals as determined on a subjective basis after consideration of the varied circumstances impacting each operating division. All decisions to grant stock options are in the sole discretion of the Compensation Committee or the Executive Performance Subcommittee, as applicable.

     Restricted Stock Awards

     Restricted stock awards to key executives of Clear Channel were determined using the sole factor of achieving budgeted goals as determined on a subjective basis after consideration of the varied circumstances impacting each operating division. All decisions to award restricted stock are in the sole discretion of the Compensation Committee or the Executive Performance Subcommittee, as applicable.

     The employment agreements with the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer contemplate the award of annual option grants to acquire not less than 50,000 shares of Clear Channel common stock.

Chief Executive Officer Compensation

     The Clear Channel Compensation Committee and the Executive Performance Subcommittee established the Chief Executive Officer’s performance goals and determined the amount of his incentive bonus.

     Clear Channel entered into a seven-year employment agreement with L. Lowry Mays, to serve as Chairman and Chief Executive Officer, effective October 1, 1999. The employment agreement provides for a minimum annual base salary of $1 million. The salary amount is subject to review by the Clear Channel Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each day by one additional day for each day expired during the employment period, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Clear Channel Executive Performance Subcommittee of the Board and an annual option grant to acquire not less than 100,000 shares of Clear Channel common stock. The employment agreement provides for substantial severance and change-in-control payments and option grants in the event that Clear Channel terminates L. Lowry Mays’ employment “without cause” or if L. Lowry Mays terminates for “good reason.”

     At the end of 2003, the Chief Executive Officer’s annual salary was $1 million pursuant to his employment contract with Clear Channel. He was paid a cash bonus of $1 million in February of 2004 that, while paid in 2004, rewarded the Chief Executive officer for performance in 2003. Options were granted to the Chief Executive Officer in 2003 for the purchase of 225,000 shares of Clear Channel common stock. In addition, 25,000 shares of restricted stock were awarded to the Chief Executive Officer in 2003.

     The Compensation Committee and Executive Performance Subcommittee utilized information gathered from an independent executive compensation consulting firm in determining the Chief Executive Officer’s overall compensation package. The amount of salary paid and bonus awarded to the Chief Executive Officer for fiscal year 2003 was made in accordance with the terms of his employment agreement as described above.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the named executive officers to $1 million. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)).

     At the 2000 annual Clear Channel shareholder meeting, the shareholders approved the Annual Incentive Plan, which meets the requirements of Section 162(m) with respect to the performance-based compensation paid to the Chief Executive Officer, as discussed above. The present intention of the Clear Channel Compensation Committee is to continue to comply with the requirements of Section 162(m).

Respectfully submitted,

THE COMPENSATION COMMITTEE John Williams, J.C. Watts, Alan Feld and B.J. McCombs

THE EXECUTIVE PERFORMANCE SUBCOMMITTEE John Williams and J.C. Watts

STOCK PERFORMANCE GRAPH

     The following charts demonstrate a five-year and ten-year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, the S&P Consumer Discretionary Index, and the S&P 500 Composite Index.

CLEAR CHANNEL COMMUNICATIONS
STOCK PERFORMANCE CHARTS

Indexed yearly Stock Price Close
(Prices adjusted for Stock Splits and Dividends)

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Clear Channel	1,000	1,638	889	934	684	863
S&P Consumer Discretionary Index	1,000	1,252	1,002	1,030	785	1,079
S&P 500 Index	1,000	1,210	1,100	969	755	971

	12/31/93	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Clear Channel	1,000	1,379	2,398	3,927	8,635	11,848	19,402	10,530	11,067	8,107	10,229
S&P Consumer Discretionary Index	1,000	918	1,103	1,239	1,661	2,340	2,926	2,343	2,408	1,837	2,521
S&P 500 Index	1,000	1,013	1,389	1,704	2,268	2,911	3,519	3,201	2,822	2,202	2,826

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required to furnish Clear Channel with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2003, except that Mr. Mark P. Mays inadvertently failed to report three gift transactions on his Form 5 relating to fiscal year 2002. Clear Channel believes that each of the gift transactions is exempt from Section 16(b) pursuant to Rule 16b-5 of the Securities Exchange Act of 1934. These gift transactions were reported on Mr. Mark P. Mays’ Form 5 for the 2003 fiscal year filed on February 17, 2004. Additionally, Mr. Theodore H. Strauss was late in filing one sale transaction as well as six gift transactions and two other transactions. The sale transaction was the sale of shares from a trust for the benefit of Mr. Strauss’ daughter for which Mr. Strauss is the trustee and the gift and other transactions were all related to the transfer of shares from Mr. Strauss’ direct holdings into indirect holdings. Clear Channel believes that each of Mr. Strauss’ gift transactions is exempt from Section 16(b) pursuant to Rule 16b-5 of the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     Messrs. Alan Feld and B. J. McCombs serve on Clear Channel’s Compensation Committee. Clear Channel paid fees in 2003 to the law firm of Akin Gump Strauss Hauer & Feld LLP. Alan Feld is the sole shareholder of a professional corporation which is a partner of such firm. Clear Channel leases certain office space in San Antonio, Texas, from the children of L. Lowry Mays and a limited partnership owned and controlled by the children of B. J. McCombs. This lease expires on December 31, 2005 with current monthly rentals of $13,721. Mr. Mays and Mr. McCombs do not serve as a trustee for any of the trusts nor are either of them beneficiaries of any of the trusts. Mr. Mays and Mr. McCombs have no pecuniary or other retained interest in any of the trusts. A limited partnership owned and controlled by the children of B. J. McCombs purchased an aggregate of $692,814 of radio, television and outdoor advertising for its various automobile dealerships from Clear Channel subsidiaries during 2003. Clear Channel believes the transactions described above are no less favorable to Clear Channel than could be obtained with nonaffiliated parties.

CERTAIN TRANSACTIONS

     Kathryn Mays Johnson, daughter of L. Lowry Mays, earned $65,488 during 2003 for her services to Clear Channel as its Senior Vice President, Corporate Relations.

     Randall T. Mays, our Executive Vice President and Chief Financial Officer, sits on the board of directors of and is a shareholder of Digital Defense, Inc., a company that provides network security services to Clear Channel. During 2003, Clear Channel paid Digital Defense approximately $261,000 in the aggregate for services performed by Digital Defense associated with its auditing of the vulnerability of Clear Channel’s network infrastructure. Clear Channel believes that the terms upon which it engages Digital Defense are no less favorable to Clear Channel than it would have obtained from parties in which there was no such relationship.

     Allen J. Becker, the father of Brian Becker who serves as the chairman and chief executive officer of Clear Channel Entertainment, a subsidiary of Clear Channel, was an employee of Clear Channel Entertainment pursuant to the terms of an employment agreement dated December 12, 1997. This employment agreement, which was terminated March 31, 2003, was already in place when Clear Channel acquired SFX Entertainment. In exchange for his services, the employment agreement provided Allen J. Becker with an annual salary of $200,000, the opportunity to receive an annual incentive bonus, the right to reimbursement for certain business expenses and other customary employee benefits. Allen J. Becker is a highly qualified specialist in the live entertainment industry and formerly served as the chairman of the board of Pace Entertainment Corporation which was acquired by SFX Entertainment. In 2003, $55,000 in salary was paid to Allen J. Becker prior to the termination of the employment contract. No incentive bonus was paid.

     In addition, Allen Becker also has various ownership interests in certain theater venues which Clear Channel Entertainment manages for a fee. In 2003, Clear Channel Entertainment was paid approximately $300,000 for services rendered to these venues.

     Finally, on August 23, 2000, SFX Theatrical Group, Inc. entered into an agreement to acquire all the issued and outstanding stock of Theatre Management Group, Inc. (“TMG”) from its shareholders. Allen J. Becker held 37.5% of TMG. The transaction subsequently closed on October 13, 2000. Among its terms, the agreement required SFX to make certain contingent payments to the former TMG shareholders upon satisfaction of certain completion criteria related to theater development projects that were underway in Baltimore and Boston at the time of the acquisition. The conditions related to the Baltimore project were satisfied and the required contractual payments to the shareholders were made on February 13, 2004. Allen Becker received a payment of $187,500. An equal amount will become payable to Allen Becker should certain criteria related to the Boston project be achieved in the future.

     In May 1977, Clear Channel and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of Clear Channel common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that a restricted party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such restricted party’s spouse or children, such shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other restricted parties. If all of the offered shares are not purchased by Clear Channel or the other restricted parties, the restricted party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to Clear Channel and the other restricted parties. In addition, a restricted party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all restricted parties will be offered the same price and terms for their shares. All shares of Clear Channel common stock owned by Mr. McCombs have been released from the terms of the Buy-Sell Agreement.

AUDIT COMMITTEE REPORT

     The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report by reference therein.

     The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the secretary of Clear Channel.

     As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

     Among other matters, the Audit Committee monitors the activities and performance of Clear Channel’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel’s internal compliance programs.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met four times during the year ended December 31, 2003. The Audit Committee also meets privately with the internal and external auditors as well as management immediately following each of these meetings.

     In overseeing the preparation of Clear Channel’s financial statements, the Committee met with both management and Clear Channel’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to Clear Channel’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Finally, the Committee continued to monitor the scope and adequacy of Clear Channel’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel’s audited financial statements in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE Perry Lewis — Chairman, Phyllis B. Riggins, Theodore Strauss and John Williams

AUDITOR FEES

Ernst & Young LLP billed Clear Channel the following fees for services provided during the years ended December 31, 2003 and 2002:

(In thousands)	Fees Paid During Year Ended
	December 31,	December 31,
	2003	2002
Annual audit fees (1)	$5,125	$5,293 (2)
Audit-related fees (3)	314	318
Tax fees (4)	1,712	1,904
All other fees (5)	24	77

Total fees for services	$7,175	$7,592

1.	Annual audit fees are the fees billed for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

2.	Prior year’s annual audit fees have been adjusted to include $.3 million in fees for the 2002 annual audit which were agreed to after the filing of the 2002 proxy.

3.	Audit-related fees are the fees billed for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulation.

4.	Tax fees are the fees billed for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $1.7 million and the $1.9 million tax fees billed during 2003 and 2002, respectively, $.2 million and $.6 million were related to tax compliance services.

5.	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.

Clear Channel’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel is compatible with maintaining Ernst & Young LLP’s independence.

     The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of Clear Channel for the year ending December 31, 2004.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit committee may terminate the appointment of Ernst & Young as independent auditors without shareholder approval whenever the Audit Committee deems termination necessary or appropriate.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG
LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004.

OTHER MATTERS

     The Board knows of no other business to be brought before the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

     Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2005 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the secretary of Clear Channel no later than December 2, 2004. Proposals should be sent to Corporate Secretary, Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

ADVANCE NOTICE PROCEDURES

     Under our bylaws, shareholders may not present a proposal for consideration at any shareholders meeting unless such shareholder submits such proposal in writing to the secretary of Clear Channel not less than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

GENERAL

     Neither Clear Channel management nor the Board knows of any matter to be acted upon at the Clear Channel shareholder meeting other than the matters described above. If any other matter properly comes before the Clear Channel shareholder meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

     The cost of soliciting proxies will be borne by Clear Channel. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Clear Channel has also retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, at an estimated cost of $8,500 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and Clear Channel expects to reimburse such parties for their charges and expenses connected therewith.

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Clear Channel and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Communications, Inc., Shareholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.

     An electronic copy of Clear Channel’s Annual Report on Form 10-K filed with the SEC on March 15, 2004, is available free of charge at Clear Channel’s Internet website at www.clearchannel.com. A paper copy of the Form 10-K is also available without charge to shareholders upon written request to Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

     This document is dated March 18, 2004 and is first being mailed to shareholders on or about April 1, 2004.

Randall T. Mays Secretary

APPENDIX A

EXCERPTS FROM
CLEAR CHANNEL’S ANNUAL REPORT ON FORM 10-K

ITEM 5. Market for Registrant’s Common Equity and Related Stockholder Matters

     Our common stock trades on the New York Stock Exchange under the symbol “CCU.” There were 3,350 shareholders of record as of March 8, 2004. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of the common stock as reported on the NYSE.

	Common Stock Market Price		Dividends
	High	Low	Declared
2002
First Quarter	$54.90	$42.24	$.00
Second Quarter	53.97	29.00	.00
Third Quarter	37.95	20.00	.00
Fourth Quarter	44.99	29.36	.00
2003
First Quarter	43.98	31.00	.00
Second Quarter	43.85	33.35	.00
Third Quarter	46.18	36.36	.10
Fourth Quarter	47.48	38.50	.10

Dividend Policy

     At its July 2003 meeting, our Board of Directors declared our first quarterly cash dividend of 10 cents per share, equivalent to an annual dividend of 40 cents per share. Our Board of Directors declared further quarterly cash dividends of 10 cents per share at its October 2003 and February 2004 meetings. Presently, we expect to continue to declare and pay quarterly cash dividends in 2004. The terms of our current credit facilities do not prohibit us from paying cash dividends unless we are in default under our credit facilities either prior to or after giving effect to any proposed dividend. However, any future decision by our Board of Directors to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and regulatory changes.

ITEM 6. Selected Financial Data

(In thousands, except per share data)	For the Years ended December 31, (1)
	2003	2002	2001	2000	1999
Results of Operations Information:
Revenue	$8,930,899	$8,421,055	$7,970,003	$5,345,306	$2,678,160
Operating Expenses:
Divisional operating expenses	6,488,856	6,052,761	5,866,706	3,480,706	1,632,115
Non-cash compensation expense	5,018	5,436	17,077	16,032	—
Depreciation and amortization	671,338	620,766	2,562,480	1,401,063	722,233
Corporate expenses	174,154	176,370	187,434	142,627	70,146

Operating income (loss)	1,591,533	1,565,722	(663,694)	304,878	253,666
Interest expense	388,000	432,786	560,077	383,104	179,404
Gain (loss) on sale of assets related to mergers	—	3,991	(213,706)	783,743	138,659
Gain (loss) on marketable securities	678,846	(3,096)	25,820	(5,369)	22,930
Equity in earnings of nonconsolidated affiliates	22,026	26,928	10,393	25,155	18,183
Other income (expense) — net	20,959	57,430	152,267	(11,764)	(15,638)

Income (loss) before income taxes, extraordinary item and cumulative effect of a change in accounting principle	1,925,364	1,218,189	(1,248,997)	713,539	238,396
Income tax benefit (expense)	(779,773)	(493,366)	104,971	(464,731)	(152,741)

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	1,145,591	724,823	(1,144,026)	248,808	85,655
Extraordinary item	—	—	—	—	(13,185)

Income (loss) before cumulative effect of a change in accounting principle	1,145,591	724,823	(1,144,026)	248,808	72,470
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	—	(16,778,526)	—	—	—

Net income (loss)	$1,145,591	$(16,053,703)	$(1,144,026)	$248,808	$72,470

Net income (loss) per common share
Basic:
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	$1.86	$1.20	$(1.93)	$0.59	$0.27
Extraordinary item	—	—	—	—	(0.04)
Cumulative effect of a change in accounting principle	—	(27.65)	—	—	—

Net income (loss)	$1.86	$(26.45)	$(1.93)	$0.59	$0.23

Diluted:
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	$1.85	$1.18	$(1.93)	$0.57	$0.26
Extraordinary item	—	—	—	—	(0.04)
Cumulative effect of a change in accounting principle	—	(26.74)	—	—	—

Net income (loss)	$1.85	$(25.56)	$(1.93)	$0.57	$0.22

Cash dividends per share	$.20	$—	$—	$—	$—

(In thousands)	As of December 31, (1)
	2003	2002	2001	2000	1999
Balance Sheet Data:
Current assets	$2,185,682	$2,123,495	$1,941,299	$2,343,217	$925,109
Property, plant and equipment — net	4,260,915	4,242,812	3,956,749	4,255,234	2,478,124
Total assets	28,352,693	27,672,153	47,603,142	50,056,461	16,821,512
Current liabilities	1,892,719	3,010,639	2,959,857	2,128,550	685,515
Long-term debt, net of current maturities	6,921,348	7,382,090	7,967,713	10,597,082	4,584,352
Shareholders’ equity	15,553,939	14,210,092	29,736,063	30,347,173	10,084,037

(1)	Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

ITEM 7. Management’s Discussion and Analysis of Results of Operations and Financial Condition

Overview

     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Corporate expenses, Interest expense, Gain (loss) on sale of marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) — net, and Income tax expense are managed on a total company basis and are, therefore, reflected only in our discussion of consolidated results.

     We manage our operating segments primarily on their operating income. Therefore, our discussion of the results of operations of our operating segments focuses on their operating income. Our reportable operating segments are Radio Broadcasting, which includes our national syndication business, Outdoor Advertising and Live Entertainment. Included in the “other” segment are television broadcasting, sports representation and our media representation business, Katz Media.

Radio Broadcasting

     Our local radio markets control the formats they select for their programming. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Our advertising rates are principally based on how many people in a targeted audience are listening to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. We sell a certain number of radio advertising spots per hour to our advertisers. Radio advertising contracts are typically less than one year.

     Due to the geographic diversity and autonomy of our markets, we have a multitude of different advertising rates and audience demographics that are market specific. Therefore, our discussion of the results of operations of our radio broadcasting segment focuses on the macro level indicators that management monitors to assess our radio segment’s financial condition and results of operations.

     Management looks at our radio operations overall revenues as one of its main performance metric. Management also looks at its local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by our local radio stations’ sales staff while national advertising is sold, for the most part, through a national representation firm.

     Local and national advertising revenues are tracked separately because these revenue streams have different sales forces, respond differently to changes in the economic environment and because local advertising is the primary driver of our radio revenues. Throughout 2003, growth in our national advertising revenue outpaced the growth in our local advertising revenue. National advertising revenue growth was driven by categories such as entertainment, finance, telecom/utility, retail and auto.

     Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach bigger audiences with wider demographics than smaller markets. More than half of our radio revenue and divisional operating expenses comes from our 50 largest markets. Management also reviews our overall industry share of radio revenue. We believe our share of industry revenue is a key metric to gauge how well our combined markets are succeeding at attracting advertisers. Our share of industry revenue was essentially the same in 2003 as it was in 2002.

     Additionally, management reviews our share of listeners in target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are doing attracting and keeping listeners. Our overall share of listeners 12 years and older and age 25 to 54 was up slightly in 2003 over the prior year.

     A significant portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions, and bad debt. Our costs that do not vary as much in relation to revenue are mostly in our programming and general and administrative departments, such as talent costs, rights fees, utilities and office salaries. Lastly, our costs that are highly discretionary are costs in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience and market share.

Outdoor Advertising

     Our outdoor advertising revenues are generated from selling advertisements on our display faces, which consist of bulletins, posters and transit displays as well as street furniture panels. Our advertising rates are based on a particular display’s impressions in relation to the demographics of a particular market and its location within a market. Our outdoor advertising contracts are typically based on the number of months the advertisement is displayed on our inventory.

     To monitor the health of our outdoor business, management reviews average rates, average occupancy and inventory levels of each of our display faces by market. In addition, because a significant portion of our outdoor advertising is conducted in foreign markets, principally Europe, management looks at revenues from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Our outdoor advertising revenue and divisional operating expenses increased in 2003 as compared to 2002 approximately $169.9 million and $145.2 million, respectively, as a result of increases in foreign exchange.

     Our significant outdoor expenses include production expenses, revenue sharing or minimum guarantees on our transit and street furniture contracts and site lease expenses, primarily for land surrounding our advertising displays. Our site lease terms vary from monthly to yearly, can be for terms of 10 years or longer, and typically provide for renewal options. Our street furniture contracts are usually won in a competitive bid and generally last between 10 and 20 years.

Live Entertainment

     We derive live entertainment revenues primarily from promoting or producing music and theater events. Revenues from these events are mainly from ticket sales, rental income, corporate sponsorships, concessions and merchandise. We typically receive, for each event we host, all the ticket sales, or just a fixed fee. We also receive fees representing a percentage of total concession sales from vendors and total merchandise sales from the performer or tour producer.

     We generally receive higher music profits when an event is at a venue we own rather than a rented venue. The higher music profits are due to our ability to share in a percentage of the revenues received from concession and merchandise sales as well as the opportunity to sell sponsorships for venue naming rights and signage.

     To judge the health of our music business, management monitors the number of shows, average paid attendance, talent cost as a percent of revenue, sponsorship dollars and ticket revenues. In addition, because a significant portion of our live entertainment business is conducted in foreign markets, management looks at revenues from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Our live entertainment revenue and divisional operating expenses increased approximately $88.9 million and $81.3 million in 2003, respectively, as a result of foreign exchange.

     The primary expense driver for live entertainment is talent cost. Talent cost is the amount we pay to a musical artist or theatrical production to perform at an event. This is a negotiated amount primarily driven by what the artist or production requires to cover their direct costs and value of their time. These fees are typically agreed to at a set minimum amount with a potential additional sharing if the event exceeds set revenue targets.

Fiscal Year 2003 Compared to Fiscal Year 2002
Consolidated

(In thousands)	Years Ended December 31,		% Change
	2003	2002	2003 v. 2002
Revenue	$8,930,899	$8,421,055	6%
Operating expenses:
Divisional operating expenses (excludes non-cash compensation expense of $1,609 and $4,400 in 2003 and 2002, respectively)	6,488,856	6,052,761	7%
Non-cash compensation expense	5,018	5,436	(8%)
Depreciation and amortization	671,338	620,766	8%
Corporate expenses (excludes non-cash compensation expense of $3,409 and $1,036 in 2003 and 2002, respectively)	174,154	176,370	(1%)

Operating income	1,591,533	1,565,722	2%
Interest expense	388,000	432,786
Gain on sale of assets related to mergers	—	3,991
Gain (loss) on marketable securities	678,846	(3,096)
Equity in earnings of nonconsolidated affiliates	22,026	26,928
Other income (expense) — net	20,959	57,430

Income (loss) before income taxes and cumulative effect of a change in accounting principle	1,925,364	1,218,189
Income tax (expense) benefit:
Current	(246,681)	(149,143)
Deferred	(533,092)	(344,223)

Income before cumulative effect of a change in accounting principle	1,145,591	724,823
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	—	(16,778,526)

Net income (loss)	$1,145,591	$(16,053,703)

Revenue

     The growth in revenue of $509.8 million resulted from foreign exchange increases of $258.8 million and a boost of $90.2 million in the first six months of 2003 related to our acquisition of The Ackerley Group, which we acquired in June 2002. In addition to foreign exchange and the six-month contribution from Ackerley, our outdoor advertising and live entertainment segments contributed $109.7 million and $110.8 million, respectively, to the revenue increase. These increases were partially offset by declines in our radio broadcasting and other segments revenues.

Divisional Operating Expenses

     The growth in divisional operating expenses of $436.1 million resulted from foreign exchange increases of $226.5 million and $68.1 million for the first six months of 2003 related to our acquisition of Ackerley. In addition to foreign exchange and the six-month contribution from Ackerley, our outdoor advertising and live entertainment segments contributed $75.1 million and $84.9 million, respectively, to the divisional operating expenses increase. Our radio broadcasting segment also showed slight increases in divisional operating expenses. These increases were partially offset by declines in our other segments divisional operating expenses.

Depreciation and Amortization

     Depreciation and amortization increased $50.6 million during 2003, from $620.8 million in 2002 to $671.3 million in 2003. Approximately $25.0 million, or half, of the increase is attributable to foreign exchange. The remaining increase relates principally to our acquisition of Ackerley in June 2002, an increase in display takedowns and abandonments in our domestic outdoor business in 2003 as compared to 2002 as well as additional depreciation and amortization related to the implementation of HDTV, and the purchase of certain national representation contracts.

Corporate Expenses

     The 2003 decline in corporate expenses of $2.2 million relates to a decrease in bonus expenses partially offset by an increase in outside professional fees.

Interest Expense

     Interest expense declined $44.8 million during 2003, from $432.8 million in 2002 to $388.0 million in 2003. The principal reason for the decrease resulted from an overall decline in our total debt outstanding in 2003 compared to 2002. Outstanding debt was $7.1 billion and $8.8 billion at December 31, 2003 and 2002, respectively. In addition, the decrease in interest expense resulted from the refinancing of debt, which allowed us to take advantage of the lower interest rate environment in 2003 as well as lower LIBOR on our floating rate debt. LIBOR was 1.12% and 1.38% at December 31, 2003 and 2002, respectively.

Gain (Loss) on Marketable Securities

     The gain on marketable securities for 2003 relates primarily to our Hispanic Broadcasting Corporation investment. On September 22, 2003, Univision completed its acquisition of Hispanic in a stock-for-stock merger. As a result, we received shares of Univision, which we recorded on our balance sheet at the date of the merger at their fair value. The exchange of our Hispanic investment, which was accounted for as an equity method investment, into our Univision investment, which was recorded as an available-for-sale cost investment, resulted in a $657.3 million pre-tax book gain. In addition, on September 23, 2003, we sold a portion of our Univision investment, which resulted in a pre-tax book loss of $6.4 million. Also during 2003, we recorded a $37.1 million gain related to the sale of a marketable security, a $2.5 million loss on a forward exchange contract and its underlying investment, and an impairment charge on a radio technology investment for $7.0 million due to a decline in its market value that we considered to be other-than-temporary.

     During 2002, we recorded a $25.3 million impairment charge on an investment that had a decline in its market value that was considered to be other-than-temporary, partially offset by $17.6 million in gains on a forward exchange contract and its underlying investment and $4.6 million in gains on the sale of marketable securities.

     Subsequent to December 31, 2003, we sold our remaining shares of Univision back to Univision for an aggregate sales price of $599.4 million, resulting in a pre-tax book gain of $47.0 million. Proceeds were used to pay down our domestic credit facilities.

Other Income (Expense) — Net

     Other income (expense) — net changed from income of $57.4 million in 2002 to income of $21.0 million in 2003, a decrease of $36.4 million. The income recognized in 2003 related primarily to a $36.7 million net gain on the early extinguishment of debt, partially offset by a $7.0 million expense associated with our adoption of FAS 143, a $2.1 million impairment charge on investments in our international outdoor business, and various other items.

     The income recognized in 2002 related primarily to: (i) a $44.5 million aggregate gain on the sale of a television license, the sale of assets in our live entertainment segment and the sale of our interest in a British radio license; (ii) a $12.0 million gain on the early extinguishment of debt; (iii) a $14.8 million gain on the sale of representation contracts; (iv) a $8.0 million foreign exchange loss; (v) a $4.8 million loss on the sale of assets in our radio and outdoor segments; and (vi) a $1.1 million loss on various other items.

Income Taxes

     Current income tax increased $97.5 million during 2003 as compared to 2002. Current income tax expense for 2003 includes $105.6 million related to the sale of a portion of our Univision investment. Although a book loss was recorded in “Gain (loss) on marketable securities” during the third quarter of 2003 related to the sale of a portion of our Univision investment, a large taxable gain was realized based on the difference between the market value of our Univision investment and our historical tax basis in our Hispanic investment. Also included in the current tax expense for 2003 is $14.1 million related to the sale of another marketable security.

     Current tax expense for the twelve months ended December 31, 2002 was reduced by $152.0 million relating to our utilization of net operating tax loss carryforwards.

     Deferred tax expense increased $188.9 million in 2003 primarily due to $158.0 million in the current year related to the conversion of our Hispanic shares to our Univision investment. Although a book gain was recorded in “Gain (loss) in marketable securities” during the third quarter of 2003 related to the conversion of our Hispanic investment, which was accounted for as an equity investment, to Univision, which is carried on our balance sheet at fair value, the gain is not taxable. As a result, deferred tax expense increased.

     For both the years ended December 31, 2003 and 2002, our effective tax rates is 40.5%.

Cumulative Effect of a Change in Accounting Principle

     The loss recorded as a cumulative effect of a change in accounting principle during 2002 relates to our adoption of Statement of Financial Accounting Standards No. 142 on January 1, 2002. FAS 142 required that we test goodwill and indefinite-lived intangibles for impairment using a fair value approach. As a result of the goodwill test, we recorded a non-cash, net of tax, impairment charge of approximately $10.8 billion. Also, as a result of the indefinite-lived intangible test, we recorded a non-cash, net of tax, impairment charge on our FCC licenses of approximately $6.0 billion.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2003	2002	2003 v. 2002
Revenue	$3,695,020	$3,717,243	(1%)
Divisional operating expenses	2,130,054	2,126,139	0%
Non-cash compensation	1,609	4,400	(63%)
Depreciation and amortization	154,121	153,941	0%

Operating income	$1,409,236	$1,432,763

     Revenue decreased $22.2 million during 2003 as compared to 2002, with weak local advertising being the key reason for the decline. Discontinued sports broadcasting rights such as the L.A. Dodgers, cessation of business with independent promoters and a revenue decline in our nationally syndicated radio business due to the elimination of certain shows also contributed to the decline. However, we were able to generate a 1% revenue increase from our top 50 markets, primarily behind the relative strength of national advertising compared to local advertising. Some of our strongest top 50 markets during 2003 were New York, Los Angeles, Cleveland, Sacramento and Austin. Leading national advertising categories in 2003 were entertainment, finance, telecom/utility, retail and auto.

     In total, radio’s divisional operating expenses were flat year over year. We saw declines in variable sales-related expenses primarily from commissions and bonuses, declines in expenses related to sports broadcasting rights that we did not renew in 2003, and a decline in bad debt expense. However, marketing and promotions-related expenses increased 13% in 2003 as compared to 2002 which were discretionary expenditures aimed at competitively positioning some of our markets for the future. In addition, program-related expenses increased 3% in 2003 as compared to 2002.

Outdoor Advertising Results of Operations

Our outdoor advertising operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2003	2002	2003 v. 2002
Revenue	$2,174,597	$1,859,643	17%
Divisional operating expenses	1,593,736	1,354,092	18%
Depreciation and amortization	379,640	336,895	13%

Operating income	$201,221	$168,656

     Our outdoor advertising revenue increased $315.0 million in 2003 compared to 2002. The increase includes approximately $169.9 million from foreign exchange increases. Also included in the increase is Ackerley, acquired in June 2002, which contributed $35.4 million in revenue during the first six months of 2003.

     We saw revenue increases across our entire inventory, but our bulletin inventory, which comprises about 60% of our domestic outdoor revenue, fueled the growth. Our domestic bulletin inventory performed well year over year across the vast majority of our markets, with both rates and occupancy up. We saw strong growth in both large markets such as New York, San Francisco, Miami and Tampa and in smaller markets such as Albuquerque and Chattanooga. Top domestic advertising categories for us during 2003 were business and consumer services, entertainment and automotive.

     International revenue growth was spurred by our transit and street furniture inventory. This growth was driven by an increase in displays and average revenue per display primarily from our street furniture products. Strong markets for our street furniture inventory were Australia, Norway and the United Kingdom. This revenue increase was slightly offset by a decline in our international billboard revenues.

     Divisional operating expenses increased $239.6 million in 2003 compared to 2002. Included in this increase is roughly $145.2 million in foreign exchange increases. Also, Ackerley contributed approximately $19.3 million in divisional operating expenses during the first six months of 2003. Roughly $13.8 million of the overall increase is from restructuring our international outdoor operations in France during the second quarter of 2003. The remainder of the increase is partially attributable to direct production costs, site lease expenses, and bonus and commission expenses associated with the increase in revenue.

     Depreciation and amortization increased $42.7 million in 2003 compared to 2002. Approximately $25.0 million of the increase is attributable to foreign exchange increases. The remaining increase is mostly from our acquisition of Ackerley in June 2002 and increased display takedowns and abandonments in our domestic outdoor business in 2003 as compared to 2002.

Live Entertainment Results of Operations

Our live entertainment operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2003	2002	2003 v. 2002
Revenue	$2,646,959	$2,447,302	8%
Divisional operating expenses	2,455,897	2,289,654	7%
Depreciation and amortization	60,830	61,518	(1%)

Operating income	$130,232	$96,130

     Our live entertainment revenue increased $199.7 million in 2003 compared to 2002. Approximately $88.9 million is the result of foreign exchange. In addition to foreign exchange, increased attendance, concessions and sponsorship revenues drove the revenue growth. Total and average attendance at our amphitheater events was up in 2003, despite the fact that we saw a decline in the number of these events. The total number of weeks presenting shows in our theater operations was also up in 2003. Some significant acts for 2003 were Cher, James Taylor, David Bowie, Aerosmith/Kiss, Rolling Stones, Paul McCartney and Bruce Springsteen.

     Divisional operating expenses increased $166.2 million in 2003 compared to 2002. Approximately $81.3 million of the increase is the result of foreign exchange. The remaining increase primarily relates to variable costs associated with the mix of events in 2003 as compared to 2002.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2003	2002
Radio Broadcasting	$1,409,236	$1,432,763
Outdoor Advertising	201,221	168,656
Live Entertainment	130,232	96,130
Other	51,131	70,704
Corporate	(200,287)	(202,531)

Consolidated Operating Income	$1,591,533	$1,565,722

Fiscal Year 2002 Compared to Fiscal Year 2001
Consolidated

(In thousands)	Years Ended December 31,		% Change
	2002	2001	2002 v. 2001
Revenue	$8,421,055	$7,970,003	6%
Operating expenses:
Divisional operating expenses (excludes non-cash compensation expense of $4,400 and $13,111 in 2002 and 2001, respectively)	6,052,761	5,866,706	3%
Non-cash compensation expense	5,436	17,077	(68%)
Depreciation and amortization	620,766	2,562,480	(76%)
Corporate expenses (excludes non-cash compensation expense of $1,036 and $3,966 in 2002 and 2001, respectively)	176,370	187,434	(6%)

Operating income (loss)	1,565,722	(663,694)
Interest expense	432,786	560,077
Gain (loss) on sale of assets related to mergers	3,991	(213,706)
Gain (loss) on marketable securities	(3,096)	25,820
Equity in earnings of nonconsolidated affiliates	26,928	10,393
Other income (expense) — net	57,430	152,267

Income (loss) before income taxes and cumulative effect of a change in accounting principle	1,218,189	(1,248,997)
Income tax benefit (expense):
Current	(149,143)	(57,363)
Deferred	(344,223)	162,334

Income (loss) before cumulative effect of a change in accounting principle	724,823	(1,144,026)
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	(16,778,526)	—

Net income (loss)	$(16,053,703)	$(1,144,026)

Revenue

     Revenue increased $451.1 million for the year ended December 31, 2002 from the same period of 2001. This increase is largely attributable to revenue improvements in our radio segment of $261.7 million, driven by improvement in advertising demand for our radio inventory. Both national and local sales of our radio inventory grew 11% and 5%, respectively, over 2001. Included in the radio revenue growth is $51.9 million attributable to new programs and growth to existing programs in our syndicated radio business. Another contributing factor to the revenue growth was various acquisitions, the most significant of which was Ackerley in June 2002. Our Ackerley acquisition accounted for roughly $105.6 million of the revenue increase. We also saw growth in television advertising, which was partially attributable to political advertisements that coincided with the 2002 state and federal elections. Further, the strengthening of our international functional currencies against the U.S. dollar contributed approximately $73.4 million to the revenue increase. The revenue increase was partially offset by a $30.3 million decline within our entertainment segment primarily from a decline in ticket sales.

Divisional Operating Expenses

     Divisional operating expenses increased $186.1 million for the year ended December 31, 2002 as compared to the same period of 2001. This increase resulted primarily from the acquisition of Ackerley in June 2002, which contributed roughly $71.7 million divisional operating expenses. Also, we saw a $133.4 million increase in divisional operating expenses in our outdoor segment, resulting from increases in production, maintenance and site lease expense, which includes guarantees on our municipal contracts, and increased salaries resulting from additional account executives hired in 2002. Of the $133.4 million increase, $19.4 million resulted from the new Ackerley markets. Further, the strengthening of our international functional currencies against the U.S. dollar contributed approximately $63.4 million to the divisional operating expense increase. These increases were partially offset by a $37.5 million decline in divisional operating expenses within our live entertainment segment related to variable expense declines connected to the decline in revenue within this segment.

Non-Cash Compensation

     Non-cash compensation expense relates largely to unvested stock options assumed in mergers that are now convertible into Clear Channel stock. To the extent that these employees’ options continue to vest, we recognize non-cash compensation expense over the remaining vesting period. Vesting dates vary through April 2005. If no employees forfeit their unvested options by leaving the company, we expect to recognize non-cash compensation expense of approximately $3.1 million during the remaining vesting period.

Depreciation and Amortization

     Depreciation and amortization expense decreased $1.9 billion for the year ended December 31, 2002 as compared to 2001. Upon our adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002, we no longer amortize goodwill and FCC licenses. For the year ended December 31, 2001, goodwill and FCC license amortization was approximately $1.8 billion.

     The following table sets forth what depreciation and amortization expense would have been if we had adopted Statement 142 on January 1, 2001 and compares it to amortization expense for the year ended December 31, 2002:

(In millions)	Year ended December 31,
	2002	2001
Reported depreciation and amortization expense	$620.8	$2,562.5
Less: Indefinite-lived amortization	—	1,783.2

Adjusted depreciation and amortization expense	$620.8	$779.3

     The decrease in adjusted depreciation and amortization expense relates mostly to asset impairments as well as write-offs related to duplicative or excess assets identified in our radio segment and charged to expense during 2001. The majority of the duplicative or excess assets identified in the radio segment resulted from the integration of prior acquisitions. Also, we recognized impairment charges in 2001 related to analog television equipment. Finally, during the second quarter of 2002, a talent contract became fully amortized, which had contributed $13.2 million in amortization expense in 2001. These decreases were partially offset by additional depreciation expense related to assets acquired in the Ackerley acquisition in June 2002.

Corporate Expenses

     Corporate expense decreased $11.1 million for the year ended December 31, 2002 as compared to 2001 primarily due to a decrease in corporate head count and facilities and other cost cutting measures. We closed the AMFM corporate offices in Dallas on March 31, 2001 and a portion of the SFX offices in New York were closed on June 30, 2001. The decrease was partially offset by an increase in performance-based bonus expense as well as higher corporate legal expenses.

Interest Expense

     Interest expense was $432.8 million and $560.1 million for the year ended December 31, 2002 and 2001, respectively, a decrease of $127.3 million. This decrease was due to a decrease in our total debt outstanding as well as an overall decrease in LIBOR rates. At December 31, 2002 and 2001, approximately 41% and 36%, respectively, of our debt was variable-rate debt that bears interest based upon LIBOR. The following table sets forth our debt outstanding, the percentage of our debt that is variable rate debt and the 1-Month LIBOR rates at December 31, 2002 and 2001:

(In millions)	December 31,
	2002	2001
Total debt outstanding	$8,778.6	$9,482.9
Variable rate debt/total debt outstanding	41%	36%
1-Month LIBOR	1.38%	1.87%

Gain (Loss) on Sale of Assets Related to Mergers

     The gain (loss) on sale of assets related to mergers for the year ended December 31, 2002 and 2001 was a $4.0 million gain and a $213.7 million loss, respectively. The gain on sale of assets related to mergers in 2002 resulted from the sale of shares of Entravision Corporation that we acquired in the AMFM merger. The components of the net loss on sale of assets related to mergers in 2001 was as follows:

(In millions)

Loss related to the sale of 24.9 million shares of Lamar Advertising Company that we acquired in the AMFM merger	$(235.0)
Loss related to write-downs of investments acquired in mergers	(11.6)
Gain realized on the sale of five stations in connection with governmental directives regarding the AMFM merger	32.9

Net loss on sale of assets related to mergers	$(213.7)

Gain (Loss) on Marketable Securities

     The gain (loss) on marketable securities for the year ended December 31, 2002 was a loss of $3.1 million as compared to a gain of $25.8 million for the year ended December 31, 2001.

     During 2001, we entered into a secured forward exchange contract that monetized part of our investment in American Tower Corporation (“AMT”). To partially offset the movement in the fair value of the contract, in accordance with Statement of Financial Accounting Standard No. 133, we reclassified 2.0 million shares of AMT from an available-for-sale classification to a trading classification. As a result of the reclassification, a $69.7 million pre-tax unrealized holding gain was recorded. The fair value adjustment of the AMT trading shares and the secured forward exchange contract netted a gain of $11.7 million during 2001. These gains were partially offset by $55.6 million of impairment charges recorded on investments that had declines in their market values that were considered to be other-than-temporary.

     The net loss recorded during 2002 relates to the aggregate $17.6 million gain on the net fair value adjustments of the AMT trading shares and the secured forward exchange contract, an aggregate $4.6 million gain on the sale of shares in foreign media companies, offset by a $25.3 million impairment charge recorded on an available-for-sale investment in a domestic media company that had a decline in its market value that was considered to be other-than-temporary.

Equity in Earnings of Nonconsolidated Affiliates

     Equity in earnings of nonconsolidated affiliates for the year ended December 31, 2002 was $26.9 million as compared to $10.4 million for the year ended December 31, 2001. The increase is primarily attributable to an increase in our share of net income. Our nonconsolidated affiliates adopted Statement 142 during the year which resulted in less amortization expense related to indefinite-lived intangibles. The increase was partially offset by impairment charges related to various international equity investments that had declines in value that were considered to be other-than-temporary.

Other Income (Expense) — Net

     For the years ended December 31, 2002 and 2001, other income (expense) - net was income of $57.4 million and $152.3 million, respectively. The income recognized in 2002 related primarily to: (1) a $44.5 million aggregate gain recognized on the sale of a television license, the sale of assets in our live entertainment segment and the sale of our interest in a British radio license; (2) a $12.0 million gain recognized on the early extinguishment of debt; (3) a $14.8 million gain on the sale of representation contracts; (4) a $8.0 million foreign exchange loss; (5) a $4.8 million loss on sale of assets in our radio and outdoor segments; and (6) a $1.1 million loss on various other items.

     The 2001 income related primarily to a $168.0 million gain on a non-cash, tax-free exchange of the assets of one television station for the assets of two television stations.

Income Taxes

     Income taxes for the years ended December 31, 2002 and 2001 were provided at our federal and state statutory rates adjusted for the effects of permanent tax items. During 2001, as a result of our large amounts of non-deductible goodwill amortization, our effective tax rate was adversely impacted. As we no longer amortize goodwill, our effective tax rate for 2002 more closely approximated our statutory tax rates.

Income (Loss) before Cumulative Effect of a Change in Accounting Principle

     Income (loss) before cumulative effect of a change in accounting principle for the year ended December 31, 2002 was income of $724.8 million and was a loss of $1.1 billion for the year ended December 31, 2001. Income (loss) before cumulative effect of a change in accounting principle for 2001, if we had adopted Statement 142 as of January 1, 2001, would have been income of $248.6 million.

Cumulative Effect of a Change in Accounting Principle

     The loss recorded as a cumulative effect of a change in accounting principle during 2002 relates to our adoption of Statement 142 on January 1, 2002. Statement 142 required that we test goodwill and indefinite-lived intangibles for impairment using a fair value approach. As a result of the goodwill test, we recorded a non-cash, net of tax, impairment charge of approximately $10.8 billion. Also, as a result of the indefinite-lived intangible test, we recorded a non-cash, net of tax, impairment charge on our FCC licenses of approximately $6.0 billion. As required by Statement 142, a subsequent impairment test was performed at October 1, 2002, which resulted in no additional impairment charge.

     The non-cash impairments of our goodwill and FCC licenses were generally caused by unfavorable economic conditions, which persisted in the industries we served throughout 2001. This weakness contributed to our customers reducing the number of advertising dollars spent on our media inventory and live entertainment events. These conditions adversely impacted the cash flow projections used to determine the fair value of our licenses and each reporting unit at January 1, 2002. These factors resulted in the non-cash impairment charge of a portion of our licenses and goodwill.

Radio Broadcasting

(In thousands)	Years Ended December 31,		% Change
	2002	2001	2002 v. 2001
Revenue	$3,717,243	$3,455,553	8%
Divisional operating expenses	2,126,139	2,104,719	1%
Non-cash compensation	4,400	12,373	(64%)
Depreciation and amortization	153,941	1,619,986	(90%)

Operating income (loss)	$1,432,763	$(281,525)

     Revenue increased $261.7 million for the year ended December 31, 2002 as compared to 2001. We experienced broad based revenue increases during 2002. Growth occurred across our large and small market clusters, in national and local sales, in our syndicated radio programs and across our advertising categories. Consistent with the widespread growth across our markets, our national and local revenue increased 11% and 5%, respectively, for 2002 as compared to 2001. This growth was spurred by growth in our auto, retail, telecom/utility, consumer products and entertainment advertising categories.

     Audience reach is an important part of our ability to set rates because it is an indication of how many listeners will hear our customers’ advertisements. Reach is measured in individual markets by audience surveys. While ratings across all of our markets are the ultimate determinate of the health of our radio business, we generate approximately half of our radio revenues from our top 20 markets. Therefore, we took a snapshot of our ratings from these markets based on the percentage of people in the market over twelve years old who listened to our stations in an average quarter hour for the six months ending in the fall of 2002. Based on this demographic, our ratings improved in twelve of the twenty markets, were down in six of the twenty markets and were flat in the other markets as compared to the summer of 2001.

     Divisional operating expenses increased $21.4 million in 2002 as compared to 2001. The increase is attributable to acquisitions as well as the addition of new programs and an increase in talent fees in our national syndication business. Also, commission expense and the accrual for our incentive bonus plan increased associated with the increase in revenues. These increases were partially offset by a decrease in our bad debt expense in 2002 and other discretionary expenditure cuts.

     The decrease in depreciation and amortization for the year ended December 31, 2002 as compared to 2001 relates primarily to our adoption of Statement 142. In accordance with Statement 142, we no longer amortize goodwill and FCC license. In addition, depreciation and amortization expense for the year ended December 31, 2001 includes amounts related to asset impairments as well as write-offs related to duplicative assets.

Outdoor Advertising

(In thousands)	Years Ended December 31,		% Change
	2002	2001	2002 v. 2001
Revenue	$1,859,643	$1,748,031	6%
Divisional operating expenses	1,354,092	1,220,681	11%
Depreciation and amortization	336,895	559,498	(40%)

Operating income (loss)	$168,656	$(32,148)

     Revenue increased $111.6 million for the year ended December 31, 2002 as compared to year ended December 31, 2001. The increase is partially attributable to $45.1 million from the strengthening of our international functional currencies against the dollar as well as $37.5 million from our acquisition of the outdoor assets of Ackerley in June 2002.

     Occupancy on our domestic poster, bulletin and mall/shelter inventory increased during 2002, but our average rate for this inventory is still below that of last year. However, we saw bulletin revenue and rates increase in the fourth quarter of 2002 compared to the third quarter of 2002. With the exception of posters, we experienced revenue growth in the fourth quarter of 2002 as compared to the third quarter of 2002. Yields per panel on our international billboard, street furniture and transit inventory were below the levels seen in 2001 for the first nine months of 2002; however, we saw a slow recovery throughout the year and, in the fourth quarter, yields exceeded 2001 levels.

     In July, we completed our acquisition of Score Outdoor in the United Kingdom. This acquisition gives us national coverage in billboards in the United Kingdom, which has helped us gain sales we would not have received prior to the acquisition. We also renewed our Madrid and Valencia bus contracts.

     Divisional operating expenses increased $133.4 million for the year ended December 31, 2002 as compared to 2001. Ackerley contributed approximately $19.4 million in expense for the year ended December 31, 2002. The remaining increase is primarily the result of additional fixed expenses such as real estate and site lease expenses, which includes minimum guarantees on our municipal contracts.

     The decrease in depreciation and amortization for the year ended December 31, 2002 as compared to 2001 relates primarily to our adoption of Statement 142. In accordance with Statement 142, we no longer amortize goodwill.

Live Entertainment

(In thousands)	Years Ended December 31,		% Change
	2002	2001	2002 v. 2001
Revenue	$2,447,302	$2,477,640	(1%)
Divisional operating expenses	2,289,654	2,327,109	(2%)
Depreciation and amortization	61,518	290,047	(79%)

Operating income (loss)	$96,130	$(139,516)

     Revenue decreased $30.3 million for the year ended December 31, 2002 as compared to 2001. Revenue for the year ended December 31, 2002 was adversely impacted by a decline in ticket sales, partially due to lower attendance levels as compared to the prior year resulting from the lingering effects of September 11th. Also, the revenue and attendance impact from current year top grossing acts like The Rolling Stones, Paul McCartney, Billy Joel and Elton John, and Cher was less than events last year, which included U2, Madonna, Backstreet Boys, *NSYNC and George Strait.

     However, these declines were partially offset by increases in concessions and sponsorships as well as the strengthening of our international functional currencies against the U.S. dollar. Additionally, we saw a slight increase in season seats and local sponsorship dollars at our amphitheater events as compared to 2001.

     Divisional operating expenses decreased $37.5 million for the year ended December 31, 2002 as compared to 2001. This decline is associated with the decline in revenue and cost reductions.

     The decrease in depreciation and amortization for the year ended December 31, 2002 as compared to 2001 relates primarily to our adoption of Statement 142. In accordance with Statement 142, we no longer amortize goodwill.

Segment Reconciliations of Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2002	2001
Radio Broadcasting	$1,432,763	$(281,525)
Outdoor Advertising	168,656	(32,148)
Live Entertainment	96,130	(139,516)
Other	70,704	3,887
Corporate	(202,531)	(214,392)

Consolidated Operating Income (Loss)	$1,565,722	$(663,694)

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow

Operating Activities:

     Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2003 principally reflects net income of $1.1 billion plus depreciation and amortization of $671.3 million. Net cash flow from operating activities also reflects increases in accounts receivables, accounts payable and other accrued expenses and income taxes. Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2002 principally reflects a net loss of $16.1 billion adjusted for non-cash charges of $16.8 billion for the adoption of Statement 142 and depreciation and amortization of $620.8 million. Cash flow from operations was positively impacted by our utilization of tax net operating loss carryforwards, which reduced our cash taxes by approximately $152.0 million. Cash flow from operations also reflects increases in deferred income, accounts payable and other accrued expenses partially offset by an increase in receivables and prepaids.

Investing Activities:

     Net cash expenditures for investing activities of $93.3 million for the year ended December 31, 2003 principally reflect capital expenditures of $378.0 million related to purchases of property, plant and equipment and $105.4 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale of investments, primarily Univision Corporation, of $344.2 million. Net cash expenditures for investing activities of $627.2 million for the year ended December 31, 2002 principally reflect capital expenditures of $548.6 million related to purchases of property, plant and equipment and $241.2 million primarily related to acquisitions of operating assets.

Financing Activities:

     Financing activities for the year ended December 31, 2003 principally reflect the net reduction in debt of $1.8 billion, proceeds from extinguishment of a derivative agreement of $83.8 million, proceeds from a secured forward exchange contract of $83.5 million, proceeds of $55.6 million related to the exercise of stock options, all partially offset by $61.6 million in dividend payments. Financing activities for the year ended December 31, 2002 principally reflect the net reduction in debt of $1.2 billion and proceeds of $75.3 million related to the exercise of stock options and warrants.

     We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and dividends) for the foreseeable future with cash flows from operations and various externally generated funds.

Sources of Capital

As of December 31, 2003 and 2002, we had the following debt outstanding and cash and cash equivalents:

(In millions)	December 31,
	2003	2002
Credit facilities — domestic	$660.5	$2,056.6
Credit facility — international	50.1	95.7
Senior convertible notes	—	517.6
Liquid Yield Option Notes (a)	—	252.1
Long-term bonds (b)	6,159.4	5,655.9
Other borrowings	195.0	200.7

Total Debt (c)	7,065.0	8,778.6
Less: Cash and cash equivalents	123.3	170.1

	$6,941.7	$8,608.5

(a)	Includes $42.1 million in unamortized fair value purchase accounting adjustment premiums related to the merger with Jacor Communications, Inc. at December 31, 2002.

(b)	Includes $16.8 million and $44.6 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2003 and 2002, respectively. Also includes $7.0 million and $119.8 million related to fair value adjustments for interest rate swap agreements at December 31, 2003 and 2002, respectively.

(c)	Total face value of outstanding debt was $7.0 billion and $8.7 billion at December 31, 2003 and 2002, respectively.

Domestic Credit Facilities

     We currently have two separate domestic credit facilities. These provide cash for both working capital needs as well as to fund certain acquisitions and refinancing of certain public debt securities.

     The first credit facility is a reducing revolving credit facility, originally in the amount of $2.0 billion. At December 31, 2003, $610.5 million was outstanding and $339.5 million was available for future borrowings. The amount available for future borrowings under this credit facility began reducing on September 30, 2000, with quarterly reductions to continue through the last business day of June 2005. The reductions in amounts available for future borrowings total $109.4 million per quarter in 2004, $131.3 million in the first quarter of 2005 and $381.3 million in the second quarter of 2005.

     The second facility is a $1.5 billion five-year multi-currency revolving credit facility. At December 31, 2003, the outstanding balance was $50.0 million and, taking into account letters of credit of $130.6 million, $1.3 billion was available for future borrowings, with the entire balance to be repaid on August 30, 2005.

     We had a third facility, a $1.5 billion three-year term loan, which we paid down in full and terminated during 2003.

     During the year ended December 31, 2003, we made principal payments totaling $5.0 billion and drew down $3.6 billion on these credit facilities. As of February 29, 2004, the credit facilities’ aggregate outstanding balance was $569.0 million and, taking into account outstanding letters of credit, $1.7 billion was available for future borrowings.

International Credit Facility

     We have a $150.0 million five-year revolving credit facility with a group of international banks. This facility allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to our international operations for certain working capital needs. At December 31, 2003, $50.1 million was outstanding. This credit facility expires on December 8, 2005.

Liquid Yield Option Notes

     On April 17, 2003, we redeemed all of our 4.75% Liquid Yield Option Notes (“LYONs”), pursuant to a call provision in the indenture governing the LYONs, for $208.2 million. As a result of the redemption, we recognized a non-cash gain on the extinguishment of debt of $41.3 million during the second quarter of 2003 which is recorded in the statement of operations in “Other income (expense) — net”.

Long-Term Bonds

     On January 9, 2003, we completed a debt offering of $300.0 million 4.625% notes due January 15, 2008 and $500.0 million 5.75% notes due January 15, 2013. Interest is payable on January 15 and July 15 on both series of notes. The aggregate net proceeds of approximately $791.2 million were used to repay borrowings outstanding under our bank credit facilities and to finance the redemption of AMFM Operating, Inc.’s outstanding 8.125% senior subordinated notes due in 2007 and 8.75% senior subordinated notes due in 2007 as described below.

     On February 10, 2003, we redeemed all of AMFM Operating Inc.’s outstanding 8.125% senior subordinated notes due 2007 for $379.2 million plus accrued interest. On February 18, 2003, we redeemed all of AMFM Operating Inc.’s outstanding 8.75% senior subordinated notes due 2007 for $193.4 million plus accrued interest. The AMFM notes were redeemed pursuant to call provisions in the indentures governing the notes. The redemptions resulted in a $1.7 million gain recorded in “Other income (expense) — net” on the statement of operations.

     On March 17, 2003, we completed a debt offering of $200.0 million 4.625% notes due January 15, 2008. Interest is payable on January 15 and July 15. The aggregate net proceeds of approximately $203.4 million were used to repay borrowings outstanding under our bank credit facilities and to finance the redemption of all of the 4.75% LYONs due 2008.

     On May 1, 2003, we completed a debt offering of $500.0 million 4.25% notes due May 15, 2009. Interest is payable on May 15 and November 15. The aggregate net proceeds of $497.0 million were used to repay borrowings outstanding on the $1.5 billion three-year term loan. In conjunction with the issuance, we entered into an interest rate swap agreement with a $500.0 million notional amount that effectively converts fixed to floating interest at a rate based upon LIBOR.

     On May 21, 2003, we completed a debt offering of $250.0 million 4.40% notes due May 15, 2011 and $250.0 million 4.90% notes due May 15, 2015. Interest is payable on May 15 and November 15 on both series of notes. The aggregate net proceeds of approximately $496.1 million were used to repay borrowings outstanding on the $1.5 billion three-year term loan. Subsequent to the issuance of the 4.40% notes due 2011, we entered into an interest rate swap agreement with a $250.0 million notional amount that effectively floats interest at a rate based upon LIBOR.

     On October 6, 2003, we exercised a call provision on our 7.875% senior notes due June 15, 2005. The redemption price of $842.6 million included the principal of $750.0 million, a premium of $74.4 million and accrued interest of $18.2 million. The redemption was funded with borrowings on our bank credit facilities. Concurrent with the redemption, we terminated a related interest rate swap agreement with a $750.0 million notional amount that effectively floated interest at a rate based upon LIBOR.

     On November 5, 2003, we completed a debt offering of $250.0 million aggregate principal amount of 3.125% senior notes due February 1, 2007. Interest is payable each February 1 and August 1 commencing August 1, 2004. The net proceeds of approximately $249.1 million were used to repay borrowings outstanding on our credit facilities. In conjunction with the issuance of these notes, we entered into an interest rate swap agreement with a $250.0 million notional amount that effectively floats interest at a rate based upon LIBOR.

     On December 2, 2003, we completed a debt offering of $300.0 million aggregate principal amount of 5.0% senior notes due March 15, 2012. Interest is payable each March 15 and September 15 commencing March 15, 2004. The net proceeds of approximately $296.9 million were used to repay borrowings outstanding on our credit facilities. In conjunction with the issuance of these notes, we entered into an interest rate swap agreement with a $300.0 million notional amount that effectively floats interest at a rate based upon LIBOR.

     On February 25, 2004, we redeemed €454.4 million of our 6.5% senior notes due July 7, 2005, for €477.7 million plus accrued interest. As a result of this redemption, we recorded a pre-tax loss of $30.3 million on the early extinguishment of debt. After this redemption, €195.6 million of the 6.5% senior notes remain outstanding. The remaining notes outstanding continue to be designated as a hedge of our net investment in Euro denominated assets. Additionally, on February 25, 2004, we entered into a United States dollar - Eurodollar cross currency swap with a notional amount of €497.0 million. The swap requires us to make fixed interest payments on the Euro notional amount while we receive fixed interest payments on the equivalent U.S. dollar notional amount, all on a semi-annual basis. We have designated the swap as a hedge of our net investment in Euro denominated assets.

Guarantees of Third Party Obligations

     As of December 31, 2003 and 2002, we guaranteed the debt of third parties of approximately $57.2 million and $98.6 million, respectively, primarily related to long-term operating contracts. The third parties’ associated operating assets secure a substantial portion of these obligations. As of February 29, 2004, we have reduced our guarantee of third party debt to $38.6 million.

     At December 31, 2003, we guaranteed the third-party performance under a certain contract for up to approximately $19.3 million that expires in 2004.

Sale of Investments

     During 2003, we received $344.2 million of proceeds related to the sale of a portion of our investment in Univision and other marketable securities transactions. In addition, during 2003, we entered into a five-year secured forward exchange contract with respect to 8.3 million shares of our investment in XM Satellite Radio Holdings. As a result, we received $83.5 million at the inception of the contract.

     On January 12, 2004, we sold our remaining investment in Univision Corporation for $599.4 million in net proceeds. As a result, we recorded a gain of $47.0 million in “Gain (loss) on marketable securities” in the first quarter of 2004.

Disposal of Assets

     During 2003, we received $55.4 million of proceeds related primarily to the sale of an investment in an international outdoor business as well as various broadcasting and outdoor advertising assets.

Shelf Registration

     On March 29, 2002, we filed a Registration Statement on Form S-3 covering a combined $3.0 billion of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units (the “shelf registration statement”). The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. The SEC declared this shelf registration statement effective on April 2, 2002. After the debt offerings of January 9, 2003, March 17, 2003, May 1, 2003, May 21, 2003, November 5, 2003 and December 2, 2003, $450.0 million remains available under this shelf registration statement.

Debt Covenants

     Our only significant covenants relate to leverage and interest coverage contained and defined in the credit facilities. The leverage ratio covenant requires us to maintain a ratio of total debt to EBITDA (as defined by the credit facilities) of less than 5.50x through June 30, 2003 and less than 5.00x from July 1, 2003 through the maturity of the facilities. The interest coverage covenant requires us to maintain a minimum ratio of EBITDA (as defined by the credit facilities) to interest expense of 2.00x. In the event that we do not meet these covenants, we are considered to be in default on the credit facilities at which time the credit facilities may become immediately due. At December 31, 2003, our leverage and interest coverage ratios were 3.2x and 5.8x, respectively. Including our cash and cash equivalents recorded at December 31, 2003, our leverage on a net debt basis was 3.1x. Our bank credit facilities have cross-default provisions among the bank facilities only. No other Clear Channel debt agreements have cross-default or cross-acceleration provisions.

     Additionally, the AMFM long-term bonds contain certain restrictive covenants that limit the ability of AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.

     Our $1.5 billion, five-year multi-currency revolving credit facility includes a provision for an increase in fees of 12.5 basis points on borrowings and five basis points on amounts available for future borrowings in the event that both of our long-term debt ratings drop below our current ratings of BBB-/Baa3. Conversely, if our long-term debt ratings improve, we have a proportionate decrease in fees. Our international subsidiary’s $150.0 million international credit facility includes a put option to the Company in the event that our long-term debt ratings fall below BB+/Ba1. We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to our financial statements.

     At December 31, 2003, we were in compliance with all debt covenants. We expect to remain in compliance throughout 2004.

Uses of Capital

Dividends

     On July 23, 2003 and October 23, 2003, our Board of Directors declared a quarterly cash dividend of $0.10 per share on our Common Stock. Two dividend payments of $61.6 million were disbursed, one on October 15, 2003 and the other on January 15, 2004, to shareholders of record at the close of business on September 30, 2003 and December 31, 2003, respectively. Additionally, on February 19, 2004, our Board of Directors declared a quarterly cash dividend of $0.10 per share of our Common Stock to be paid on April 15, 2004 to shareholders of record on March 31, 2004.

Acquisitions

     During the year ended December 31, 2003, we acquired radio stations for $45.9 million in cash and outdoor display faces for $28.3 million in cash. Our outdoor segment also acquired investments in nonconsolidated affiliates for a total of $10.7 million in cash and acquired an additional 10% interest in a subsidiary for $5.1 million in cash. Our live entertainment segment made cash payments of $2.8 million during the year ended December 31, 2003, primarily related to various earn-outs and deferred purchase price consideration on prior year acquisitions. Also, our national representation business acquired new contacts for a total of $42.6 million, of which $12.6 million was paid in cash during the year ended December 31, 2003 and $30.0 million was recorded as a liability at December 31, 2003.

     We intend to continue to acquire certain businesses that fit our strategic goals; however, our primary focus is on reduction of debt. Future acquisitions of media-related assets affected in connection with the implementation of our acquisition strategy are expected to be financed from increased borrowings under our existing credit facilities, additional public equity and debt offerings and cash flow from operations.

Capital Expenditures

     Capital expenditures in 2003 decreased from $548.6 million in 2002 to $378.0 million in 2003. Overall, capital expenditures decreased in 2003 as compared to 2002 due to less integration and consolidation of facilities within our operations as well as less revenue producing capital expenditures during the year ended December 31, 2003 as compared to the year ended December 31, 2002.

(In millions)	Year Ended December 31, 2003 Capital Expenditures
				Corporate
	Radio	Outdoor	Entertainment	and Other	Total
Non-revenue producing	$80.1	$63.4	$27.7	$28.5	$199.7
Revenue producing	—	136.1	42.2	—	178.3

	$80.1	$199.5	$69.9	$28.5	$378.0

     Radio broadcasting capital expenditures declined $35.1 million in 2003 as compared to 2002 as a result of decreased expenditures in 2003 related to consolidation of operations.

     Outdoor advertising capital expenditures decreased $93.1 million in 2003 as compared to 2002 primarily due to fewer revenue producing related capital expenditures.

     Live entertainment capital expenditures increased $6.5 million in 2003 as compared to 2002. Revenue producing related capital expenditures increased during the year due to the construction of new venues, while non-revenue producing project related capital expenditures declined.

     Capital expenditures listed under “Corporate and Other” declined $48.9 million during 2003 as compared to 2002 due to capital expenditures in 2002 related to the completion of a new data and administrative service center which replaced leased locations.

Income Taxes

     During the year ended December 31, 2003, we made cash tax payments of approximately $140.7 million, net of various tax refunds payments. For the prior year period, we made cash tax payments of approximately $43.6 million, which was reduced by $152.0 million related to our utilization of tax net operating loss carryfowards. In addition, for the twelve months ended December 31, 2002, we received approximately $24.6 million related to various tax refund payments.

Commitments, Contingencies and Future Obligations

     In accordance with generally accepted accounting principles in the United States, we do not record the following transactions or obligations on our balance sheet:

  Commitments and Contingencies

     We were among the defendants in a lawsuit filed on June 12, 2002 in the United States District Court for the Southern District of Florida by Spanish Broadcasting System. The plaintiffs alleged that we were in violation of Section One and Section Two of the Sherman Antitrust Act as well as various other claims, such as unfair trade practices and defamation, among other counts. This case was dismissed with prejudice on January 31, 2003. The plaintiffs filed an appeal with the 11th Circuit Court of Appeals and oral argument was held in the case in February 2004. A decision has not yet been issued.

     There are various other lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity. Although we have recorded accruals based on our current assumptions of the future liability for these lawsuits, it is possible that future results of operations could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note G — Commitments and Contingencies” in the Notes to Consolidate Financial Statements in Item 8 included elsewhere in this Report.

     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

  Future Obligations

     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our entertainment operations related to minimum performance payments with artists as well as various other contracts in our radio broadcasting operations related to program rights and music license fees.

     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allows us to cancel the contract with good cause.

     The scheduled maturities of our credit facilities, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, and capital expenditure commitments as of December 31, 2003 are as follows:

			Non-
		Other	Cancelable	Non-	Employment
	Credit	Long-Term	Operating	Cancelable	/Talent	Capital
(In thousands)	Facilities	Debt	Leases	Contracts	Contracts	Expenditures	Total
2004	$—	$143,664	$390,343	$744,173	$162,092	$226,525	$1,666,797
2005	660,493	834,450	312,537	454,303	102,266	76,880	2,440,929
2006	50,119	754,205	275,041	326,545	57,744	16,374	1,480,028
2007	—	251,633	252,201	179,910	28,768	4,687	717,199
2008	—	1,317,796	221,499	134,627	17,973	5,198	1,697,093
Thereafter	—	3,052,652	1,319,038	536,755	26,778	519	4,935,742

Total	$710,612	$6,354,400	$2,770,659	$2,376,313	$395,621	$330,183	$12,937,788

Market Risk

Interest Rate Risk

     At December 31, 2003, approximately 30% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2003 interest expense would have changed by $43.1 million and that our 2003 net income would have changed by $26.7 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

     At December 31, 2003, we had entered into interest rate swap agreements with a $1.3 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire from February 2007 to March 2012. The fair value of these agreements at December 31, 2003 was an asset of $7.0 million.

Equity Price Risk

     The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2003 by $178.9 million and would change accumulated comprehensive income (loss) and net income (loss) by $106.8 million and $4.2 million, respectively. At December 31, 2003, we also held $31.6 million of investments that do not have a quoted market price, but are subject to fluctuations in their value. Subsequent to December 31, 2003, we sold $627.7 million of our available-for-sale equity securities

Foreign Currency

     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure to risk of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. This hedge position is reviewed monthly. We currently maintain no derivative instruments to mitigate the exposure to translation and/or transaction risk. However, this does not preclude the adoption of specific hedging strategies in the future. Our foreign operations reported a net income of $.9 million for the year ended December 31, 2003. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net income for the year ended December 31, 2003 by $.1 million.

     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2003 would change our 2003 equity in earnings of nonconsolidated affiliates by $2.2 million and would change our net income for the year ended December 31, 2003 by approximately $1.4 million. This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Recent Accounting Pronouncements

     On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“Statement 143”). Statement 143 applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or the normal operation of a long-lived asset. Adoption of this statement did not materially impact our financial position or results of operations.

     On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“Statement 146”). Statement 146 addresses the accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Terminations Benefits and Other Costs to Exit an Activity.” It also substantially amends EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination.” Adoption of this statement did not materially impact our financial position or results of operations.

     On January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or an equity security of the guaranteed party. FIN 45’s disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. FIN 45’s initial recognition and initial measurement provisions were applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. We adopted the disclosure requirements of this Interpretation for our 2002 annual report. Adoption of the initial recognition and initial measurement requirements of FIN 45 did not materially impact our financial position or results of operations.

     On January 1, 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). In addition, on December 24, 2003, the Financial Accounting Standards Board issued a revision of FIN 46 (the“Revised Interpretation”). The Revised Interpretation addresses consolidation of business enterprises of variable interest entities and is effective for variable interest entities for the first fiscal year or interim period ending after March 15, 2004. We do not believe the adoption of FIN 46 will have a material impact on our financial position or results of operations.

Critical Accounting Policies

     The preparation of the Company’s financial statements in conformity Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of a financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates.

  Allowance for Doubtful Accounts

     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

  Revenue Recognition

     Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising provides services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for our broadcasting and outdoor operations. Clients remit the gross billing amount to the agency and the agency remits gross billings less their commission to the Company. Payments received in advance of being earned are recorded as deferred income.

     Entertainment revenue from the presentation and production of an event is recognized on the date of the performance. Revenue collected in advance of the event is recorded as deferred income until the event occurs. Entertainment revenue collected from advertising and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract.

  Purchase Accounting

     We account for our business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on our balance sheet related to acquired liabilities and qualifying restructuring costs based on assumptions made at the time of acquisition. We evaluate these reserves on a regular basis to determine the adequacies of the amounts.

  Long-Lived Assets

     We record impairment losses when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect their current fair market value. We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values.

     In the first quarter of 2002, we adopted Statement 142, Goodwill and Other Intangible Assets. In accordance with Statement 142, we tested our FCC licenses for impairment as of January 1, 2002 by comparing their fair value to their carrying value at that date. We recorded an impairment charge of our FCC licenses of approximately $6.0 billion, net of deferred tax of $3.7 billion. We used an income approach to value the FCC licenses. We also recorded an impairment charge of our goodwill of approximately $10.8 billion, net of deferred taxes of $659.1 million. Similar to our test for impairment of FCC licenses, we used the income approach to determine the fair value of our reporting units. The fair value of our reporting units was used to apply value to the net assets of each reporting unit. To the extent that the net assets exceeded the fair value, an impairment charge was recorded. The income approach used for valuing goodwill and FCC licenses involved estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. The fair values calculated were significantly impacted by the assumptions made, which impacted our impairment charge. In accordance with Statement 142, we performed our annual impairment tests as of October 1, 2002 and 2003 on FCC licenses and goodwill. No impairment charges resulted from these tests. We may incur additional impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values and long-term interest rates in general decrease and increase, respectively.

  Accounting for Investments

     At December 31, 2003, we had $926.4 million recorded as other investments. Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on trading securities are reported in the statement of operations. In addition, we hold investments that do not have quoted market prices. We review the value of these investments and record an impairment charge in the statement of operations for any decline in value that is determined to be other-than-temporary. For the years ended December 31, 2003 and 2002, we recorded impairment charges of $7.0 million and $25.3 million, respectively, related to other-than-temporary declines in value of various media companies. In addition, at December 31, 2003, we had $353.1 million recorded as investments accounted for under the equity method. We review the value of these investments and record an impairment charge in the statement of operations for any decline in value that is determined to be other-than-temporary.

  Tax Accruals

     The Internal Revenue Service and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution. To the extent there are changes in the expected outcome of tax examinations, our effective tax rate in a given financial statement period could be impacted.

  Litigation Accruals

     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

  Insurance Accruals

     We currently are self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.

Inflation

     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.

Ratio of Earnings to Fixed Charges

     The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2003	2002	2001	2000	1999
3.62	2.62	*	2.20	2.04

*	For the year ended December 31, 2001, fixed charges exceeded earnings before income taxes and fixed charges by $1.3 billion.

     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.

ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk.

Required information is within Item 7

ITEM 8. Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with accounting principles generally accepted in the United States and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use, and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent auditors, Ernst & Young LLP, to the extent required by auditing standards generally accepted in the United States and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent auditors and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent auditors have unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/Lowry Mays
Chairman/Chief Executive Officer

/s/Randall T. Mays
Executive Vice President/Chief Financial Officer

/s/Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

REPORT OF INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
CLEAR CHANNEL COMMUNICATIONS, INC.

We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note B to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/Ernst & Young LLP

San Antonio, Texas
February 11, 2004, except for Note O, as to which the date is February 25, 2004

CONSOLIDATED BALANCE SHEETS

ASSETS
(In thousands)

	December 31,
	2003	2002
CURRENT ASSETS
Cash and cash equivalents	$123,334	$170,086
Accounts receivable, less allowance of $56,586 in 2003 and $67,338 in 2002	1,703,393	1,584,995
Prepaid expenses	196,494	203,578
Other current assets	162,461	164,836

Total Current Assets	2,185,682	2,123,495
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	1,635,611	1,519,845
Structures	2,888,834	2,581,414
Towers, transmitters and studio equipment	829,488	743,463
Furniture and other equipment	694,163	629,264
Construction in progress	161,973	227,853

	6,210,069	5,701,839
Less accumulated depreciation	1,949,154	1,459,027

	4,260,915	4,242,812
INTANGIBLE ASSETS
Definite-lived intangibles, net	717,181	761,728
Indefinite-lived intangibles — licenses	11,797,742	11,738,947
Indefinite-lived intangibles — permits	424,640	389,801
Goodwill	7,306,338	7,241,231
OTHER ASSETS
Notes receivable	19,389	21,658
Investments in, and advances to, nonconsolidated affiliates	353,132	542,214
Other assets	361,306	520,423
Other investments	926,368	89,844

Total Assets	$28,352,693	$27,672,153

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY
(In thousands, except share data)

	December 31,
	2003	2002
CURRENT LIABILITIES
Accounts payable	$402,289	$345,093
Accrued interest	93,848	71,335
Accrued expenses	941,263	894,166
Current portion of long-term debt	143,664	1,396,532
Deferred income	284,904	277,042
Other current liabilities	26,751	26,471

Total Current Liabilities	1,892,719	3,010,639
Long-term debt	6,921,348	7,382,090
Other long-term obligations	153,311	64,114
Deferred income taxes	3,049,337	2,470,458
Other long-term liabilities	723,676	488,687
Minority interest	58,363	46,073
SHAREHOLDERS’ EQUITY
Preferred Stock — Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock, — Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 616,321,231 and 613,402,780 shares in 2003 and 2002, respectively	61,632	61,340
Additional paid-in capital	30,950,820	30,868,725
Retained deficit	(15,630,387)	(16,652,789)
Accumulated other comprehensive loss	194,406	(47,798)
Other	(1,293)	(3,131)
Cost of shares (427,971 in 2003 and 302,214 in 2002) held in treasury	(21,239)	(16,255)

Total Shareholders’ Equity	15,553,939	14,210,092

Total Liabilities and Shareholders’ Equity	$28,352,693	$27,672,153

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Revenue	$8,930,899	$8,421,055	$7,970,003
Operating expenses:
Divisional operating expenses (excludes non-cash compensation expense of $1,609, $4,400 and $13,111 in 2003, 2002 and 2001, respectively)	6,488,856	6,052,761	5,866,706
Non-cash compensation expense	5,018	5,436	17,077
Depreciation and amortization	671,338	620,766	2,562,480
Corporate expenses (excludes non-cash compensation expense of $3,409, $1,036 and $3,966 in 2003, 2002 and 2001, respectively)	174,154	176,370	187,434

Operating income (loss)	1,591,533	1,565,722	(663,694)
Interest expense	388,000	432,786	560,077
Gain (loss) on sale of assets related to mergers	—	3,991	(213,706)
Gain (loss) on marketable securities	678,846	(3,096)	25,820
Equity in earnings of nonconsolidated affiliates	22,026	26,928	10,393
Other income (expense) — net	20,959	57,430	152,267

Income (loss) before income taxes and cumulative effect of a change in accounting principle	1,925,364	1,218,189	(1,248,997)
Income tax benefit (expense):
Current	(246,681)	(149,143)	(57,363)
Deferred	(533,092)	(344,223)	162,334

Income (loss) before cumulative effect of a change in accounting principle	1,145,591	724,823	(1,144,026)
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	—	(16,778,526)	—

Net income (loss)	1,145,591	(16,053,703)	(1,144,026)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	132,816	81,740	11,699
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	192,323	(101,455)	(141,055)
Unrealized holding gain (loss) on cash flow derivatives	(63,527)	—	—
Adjustment for gains on securities transferred to trading	—	—	(45,315)
Adjustment for gains on shares held prior to mergers	—	(3,982)	—
Adjustment for (gain) loss included in net income	(19,408)	10,369	172,634

Comprehensive income (loss)	$1,387,795	$(16,067,031)	$(1,146,063)

Net income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle — Basic	$1.86	$1.20	$(1.93)
Cumulative effect of a change in accounting principle — Basic	—	(27.65)	—

Net income (loss) — Basic	$1.86	$(26.45)	$(1.93)

Income (loss) before cumulative effect of a change in accounting principle — Diluted	$1.85	$1.18	$(1.93)
Cumulative effect of a change in accounting principle — Diluted	—	(26.74)	—

Net income (loss) — Diluted	$1.85	$(25.56)	$(1.93)

See Notes to Consolidated Financial Statement

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except share data)						Accumulated
	Common		Additional	Common	Retained	Other
	Shares	Common	Paid-in	Stock	Earnings	Comprehensive		Treasury
	Issued	Stock	Capital	Warrants	(Deficit)	Income (Loss)	Other	Stock	Total
Balances at December 31, 2000	585,766,166	$58,577	$29,558,908	$249,312	$544,940	$(32,433)	$(26,298)	$(5,833)	$30,347,173
Net loss					(1,144,026)				(1,144,026)
Common Stock, stock options and common stock warrants issued for business acquisitions	282,489	28	18,205					(89)	18,144
Purchase of treasury shares								(9,000)	(9,000)
Conversion of Liquid Yield Option Notes	3,868,764	387	259,364						259,751
Exercise of stock options and common stock warrants	8,353,014	835	479,749	(236,939)			(2,138)	(324)	241,183
Amortization and adjustment of deferred compensation			4,690				20,218	(33)	24,875
Currency translation adjustment						11,699			11,699
Unrealized gains (losses) on investments						(13,736)			(13,736)

Balances at December 31, 2001	598,270,433	59,827	30,320,916	12,373	(599,086)	(34,470)	(8,218)	(15,279)	29,736,063
Net loss					(16,053,703)				(16,053,703)
Common Stock and stock options issued for business acquisitions	11,955,946	1,195	477,652						478,847
Conversion of Notes	213		17						17
Exercise of stock options, common stock warrants and other	3,176,188	318	67,039	(12,373)			(166)	(770)	54,048
Amortization and adjustment of deferred compensation			3,101				5,253	(206)	8,148
Currency translation adjustment						81,740			81,740
Unrealized gains (losses) on investments						(95,068)			(95,068)

Balances at December 31, 2002	613,402,780	61,340	30,868,725	—	(16,652,789)	(47,798)	(3,131)	(16,255)	14,210,092

Net income					1,145,591				1,145,591
Dividends declared					(123,189)				(123,189)
Exercise of stock options and other	2,918,451	292	80,334					(4,464)	76,162
Amortization and adjustment of deferred compensation			1,761				1,838	(520)	3,079
Currency translation adjustment						132,816			132,816
Unrealized gains (losses) on cash flow derivatives						(63,527)			(63,527)
Unrealized gains (losses) on investments						172,915			172,915

Balances at December 31, 2003	616,321,231	$61,632	$30,950,820	$—	$(15,630,387)	$194,406	$(1,293)	$(21,239)	$15,553,939

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,145,591	$(16,053,703)	$(1,144,026)
Reconciling Items:
Cumulative effect of a change in accounting principle, net of tax	—	16,778,526	—
Depreciation	533,181	483,656	594,104
Amortization of intangibles	138,157	137,110	1,968,376
Deferred taxes	533,092	344,223	(162,334)
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	5,486	13,132	13,220
Amortization of deferred compensation	5,018	5,436	17,077
(Gain) loss on sale of operating and fixed assets	(3,932)	(37,145)	(165,943)
(Gain) loss on sale of available-for-sale securities	(31,862)	—	32,684
(Gain) loss on sale of other investments	(650,315)	20,689	22,927
(Gain) loss on sale of assets related to mergers	—	(3,991)	213,706
(Gain) loss on forward exchange contract	17,164	(29,536)	(68,825)
(Gain) loss on trading securities	(13,833)	11,943	(12,606)
Equity in earnings of nonconsolidated affiliates	(22,026)	(26,928)	(6,695)
Increase (decrease) other, net	(37,184)	(25,597)	4,112
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(112,600)	(59,027)	107,278
Decrease (increase) in prepaid expenses	7,084	(40,295)	4,927
Decrease (increase) in other current assets	(11,092)	15,620	8,522
Increase (decrease) in accounts payable, accrued expenses and other liabilities	111,632	189,383	(438,466)
Increase (decrease) in accrued interest	22,513	(22,363)	(19,739)
Increase (decrease) in deferred income	2,152	30,747	12,250
Increase (decrease) in accrued income taxes	39,179	15,814	(370,962)

Net cash provided by operating activities	1,677,405	1,747,694	609,587

See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM INVESTING ACTIVITIES:
Liquidation of restricted cash	—	4,665	577,211
(Increase) decrease in notes receivable, net	2,269	11,937	(5,228)
Decrease (increase) in investments in, and advances to nonconsolidated affiliates — net	13,735	2,527	(44,052)
Purchase of other investments	(7,543)	(2,049)	(892)
Proceeds from sale of available-for-sale-securities	344,206	35,623	919,999
Purchases of property, plant and equipment	(377,970)	(548,642)	(598,388)
Proceeds from disposal of assets	55,354	95,228	88,464
Proceeds from divestitures placed in restricted cash	—	25,303	51,000
Acquisition of operating assets	(105,381)	(217,628)	(666,567)
Acquisition of operating assets with restricted cash	—	(23,583)	(367,519)
Decrease (increase) in other — net	(17,926)	(10,608)	136,246

Net cash provided by (used in) investing activities	(93,256)	(627,227)	90,274
CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	3,729,164	3,678,390	2,550,419
Payments on credit facilities	(5,192,297)	(3,151,164)	(4,316,446)
Proceeds from long-term debt	2,546,890	—	744,105
Payments on long-term debt	(2,875,937)	(1,707,688)	(10,210)
Proceeds from extinguishment of derivative agreement	83,752	—	—
Proceeds from forward exchange contract	83,519	—	90,826
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	55,574	75,337	208,351
Dividends paid	(61,566)	—	—
Payments for purchase of treasury shares	—	—	(9,000)

Net cash used in financing activities	(1,630,901)	(1,105,125)	(741,955)

Net (decrease) increase in cash and cash equivalents	(46,752)	15,342	(42,094)
Cash and cash equivalents at beginning of year	170,086	154,744	196,838

Cash and cash equivalents at end of year	$123,334	$170,086	$154,744

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$350,104	$432,246	$555,669
Income taxes	140,674	43,627	542,116

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Clear Channel Communications, Inc., incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, outdoor advertising and live entertainment. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s outdoor advertising segment owns or operates advertising display faces domestically and internationally. Finally, the Company’s live entertainment segment is in the business of promoting, producing and operating venues for live entertainment events.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, substantially all of which are wholly-owned. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting. Certain amounts in prior years have been reclassified to conform to the 2003 presentation.

Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Domestic land rents are typically paid in advance for periods ranging from one to twelve months. International land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture advertising display faces are licensed through municipalities for up to 20 years. The street furniture licenses often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Prepaid Expenses
The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future entertainment events. Such costs are charged to operations upon completion of the related events.

Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Towers, transmitters and studio equipment — 7 to 20 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — generally life of lease

Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in depreciation expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

Intangible Assets
The Company classifies intangible assets as definite-lived or indefinite-lived intangible assets, as well as goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

At least annually, the Company performs its impairment test for indefinite-lived intangibles and goodwill using a discounted cash flow model to determine the assets’ fair value. Certain assumptions are used in determining the fair value, including assumptions about the cash flow growth rates of the Company’s businesses. Additionally, the fair values are significantly impacted by macro-economic factors including market multiples and long-term interest rates that exist at the time that the discounted cash flows models are prepared. Impairment charges, other than the charge taken under the transitional rules of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, are recorded in amortization expense in the statement of operations.

Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the company are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.

Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2003 and 2002.

Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.

Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising provides services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Clients remit the gross billing amount to the agency and the agency remits gross billings less their commission to the Company. Payments received in advance of being earned are recorded as deferred income.

Entertainment revenue from the presentation and production of an event is recognized on the date of the performance. Revenue collected in advance of the event is recorded as deferred income until the event occurs. Entertainment revenue collected from advertising and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract.

Barter transactions represent the exchange of airtime, display space or tickets for merchandise or services. These transactions are generally recorded at the fair market value of the airtime, display space or tickets relinquished or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed, or the tickets are exchanged. Expenses are recorded when the merchandise or service received is utilized. Barter and trade revenues for the years ended December 31, 2003, 2002 and 2001, were approximately $170.3 million, $144.4 million and $103.6 million, respectively, and are included in total revenues. Barter and trade expenses for the years ended December 31, 2003, 2002 and 2001, were approximately $167.8 million, $145.9 million and $101.9 million, respectively, and are included in divisional operating expenses.

The Company believes that the credit risk, with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Derivative Instruments and Hedging Activities
Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.

The Company has two types of hedges, fair value and cash flow hedges. The Company’s interest rate swap agreements are fair value hedges which the Company accounts for using the short-cut method in accordance with Statement 133. These agreements involve the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense related to the debt. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are recognized in these consolidated financial statements.

The Company’s cash flow hedge is a net purchased option used to limit the Company’s exposure to and benefit from price fluctuations in XM Satellite Radio Holdings, Inc. (“XMSR”) over the term of a secured forward exchange contract. Under this contract, the Company received an initial payment based upon the fair value of XMSR at inception of the contract and requires the Company to deliver XMSR shares or cash at maturity of the contract. The net purchased option meets the criteria in Statement 133 Implementation Issue G20, Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge, and is recorded at fair value in the consolidated balance sheet with changes in fair value recorded to other comprehensive income. No amounts are expected to be reclassified into earnings during the term of the contract.

The Company has entered into an additional secured forward exchange contract involving its investment in American Tower Corporation (“AMT”) that meets the definition of a derivative instrument under Statement 133. Under this contract, the Company received an initial payment based upon the fair value of AMT at inception of the contract and requires the Company to deliver AMT shares or cash at maturity of the contract. The contract limits the Company’s exposure to and benefits from price fluctuations in AMT over the term of the contract. The contract is recorded at fair value in the consolidated balance sheet with changes in fair value recorded to “Gain (loss) on marketable securities” in the consolidated statements of operations.

Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses of $294.0 million, $256.4 million and $228.5 million were recorded during the year ended December 31, 2003, 2002 and 2001, respectively.

Stock Based Compensation
The Company accounts for its stock-based award plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Note J provides the assumptions used to calculate the pro forma net income (loss) and pro forma earnings (loss) per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. The required pro forma disclosures are as follows:

(In thousands, except per share data)

	2003	2002	2001
Net income (loss) before extraordinary item
As reported	$1,145,591	$724,823	$(1,144,026)
Pro form stock compensation expense, net of tax	(43,788)	(52,611)	(49,469)

Pro Forma	$1,101,803	$672,212	$(1,193,495)
Net income (loss) before extraordinary item per common share
Basic:
As reported	$1.86	$1.20	$(1.93)
Pro Forma	$1.79	$1.11	$(2.02)
Diluted:
As reported	$1.85	$1.18	$(1.93)
Pro Forma	$1.78	$1.10	$(2.02)

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements
On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“Statement 143”). Statement 143 applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or the normal operation of a long-lived asset. Adoption of this statement did not materially impact the Company’s financial position or results of operations.

On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“Statement 146”). Statement 146 addresses the accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Terminations Benefits and Other Costs to Exit an Activity.” It also substantially nullifies EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination.” Adoption of this statement did not materially impact the Company’s financial position or results of operations.

On January 1, 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or an equity security of the guaranteed party. FIN 45’s disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. FIN 45’s initial recognition and initial measurement provisions were applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The Company adopted the disclosure requirements of this Interpretation for its 2002 annual report. Adoption of the initial recognition and initial measurement requirements of FIN 45 did not materially impact the Company’s financial position or results of operations.

On January 1, 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). In addition, on December 24, 2003, the Financial Accounting Standards Board issued a revision of FIN 46 (the“Revised Interpretation”). The Revised Interpretation addresses consolidation of business enterprises of variable interest entities and is effective for variable interest entities for the first fiscal year or interim period ending after March 15, 2004. The Company does not believe the adoption of FIN 46 will have a material impact on the Company’s financial position or results of operations.

NOTE B — INTANGIBLE ASSETS AND GOODWILL

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”). Statement 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Statement 142 establishes new accounting for goodwill and other intangible assets recorded in business combinations. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the statement. Other intangible assets continue to be amortized over their useful lives.

The following table presents the impact of Statement 142 on net earnings (loss) and net earnings (loss) per share as if the standard had been in effect for the year ended December 31, 2001:

(In thousands, except per share data)	2001
Adjusted net income (loss):
Reported net income (loss)	$(1,144,026)
Add back: goodwill amortization	894,467
Add back: license amortization	888,781
Tax impact	(390,633)

Adjusted net income	$248,589

Basic earnings (loss) per share:
Reported net income (loss)	$(1.93)
Add back: goodwill amortization	1.51
Add back: license amortization	1.50
Tax impact	(.66)

Adjusted earnings per share- Basic	$.42

Diluted earnings (loss) per share:
Reported net income (loss)	$(1.93)
Anti-dilutive adjustment	.04
Add back: goodwill amortization	1.48
Add back: license amortization	1.47
Tax impact	(.65)

Adjusted earnings per share- Diluted	$.41

Definite-lived Intangibles
The Company has definite-lived intangible assets recorded that continue to be amortized in accordance with Statement 142. These assets consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segment, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated television and radio stations, all of which are amortized over the respective lives of the agreements. Other definite-lived intangible assets are amortized over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. In accordance with the transitional requirements of Statement 142, the Company reassessed the useful lives of these intangibles and made no material changes to their useful lives. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2003 and 2002:

(In thousands)	2003		2002
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$655,775	$289,821	$600,221	$228,037
Talent contracts	202,161	132,421	212,326	112,259
Representation contracts	238,951	62,678	197,636	37,846
Other	213,506	108,292	219,410	89,723

Total	$1,310,393	$593,212	$1,229,593	$467,865

Total amortization expense from definite-lived intangible assets for the years ended December 31, 2003, 2002 and 2001 was $138.2 million, $137.1 million and $185.1 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2003:

(In thousands)
2004	$133,322
2005	114,413
2006	96,068
2007	65,742
2008	55,525

As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.

Indefinite-lived Intangibles
The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location for which the permit allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 30 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.

In accordance with Statement 142, the Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually. The following table presents the carrying amount for each major class of indefinite-lived intangible assets at December 31, 2003 and 2002:

(In thousands)	2003	2002
FCC Licenses	$11,797,742	$11,738,947
Billboard Permits	424,460	389,801

Total	$12,222,202	$12,128,748

In accordance with Statement 142, the Company tested these indefinite-lived intangible assets for impairment as of January 1, 2002 by comparing their fair value to their carrying value at that date. The test resulted in no impairment to the Company’s billboard permits. However, the Company recognized impairment on its FCC licenses of approximately $6.0 billion, net of deferred tax of $3.7 billion, which was recorded as a component of the cumulative effect of a change in accounting principle during the first quarter of 2002. The Company used the income approach to value FCC licenses, which involved estimating future cash flows expected to be generated from the licenses, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In estimating future cash flows, the Company took into account the economic slow down in the radio industry at the end of 2001, coupled with the economic impact of the events of September 11th. The Company performed subsequent impairment tests at October 1, 2003 and 2002, which resulted in no further impairment charge.

Goodwill
Statement 142 requires the Company to test goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company completed the two-step impairment test during the first quarter of 2002. As a result of this test, the Company recognized impairment of approximately $10.8 billion, net of deferred taxes of $659.1 million related to tax deductible goodwill, as a component of the cumulative effect of a change in accounting principle during the first quarter of 2002. Consistent with the Company’s approach to fair valuing FCC licenses, the income approach was used to determine the fair value of each of the Company’s reporting units. Throughout 2001, unfavorable economic conditions persisted in the industries that the Company serves, which caused its customers to reduce the number of advertising dollars spent on the Company’s media inventory and live entertainment events as compared to prior periods. These conditions adversely impacted the cash flow projections used to determine the fair value of each reporting unit, resulting in the write-off of a portion of goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2003 and 2002:

(In thousands)	Radio	Outdoor	Entertainment	Other	Total
Balance as of December 31, 2001	$9,756,750	$4,216,618	$4,267,820	$26,118	$18,267,306
Acquisitions	15,581	414,054	16,353	1,753	447,741
Dispositions	(2,529)	(1,851)	—	—	(4,380)
Foreign currency	—	43,579	1,767	—	45,346
Adjustments	(64,539)	688	84	871	(62,896)
Impairment loss related to the adoption of FAS 142 (pre-tax)	(3,289,117)	(4,032,122)	(4,130,647)	—	(11,451,886)

Balance as of December 31, 2002	$6,416,146	$640,966	$155,377	$28,742	$7,241,231
Acquisitions	3,582	15,982	2,773	—	22,337
Dispositions	—	(894)	—	—	(894)
Foreign currency	—	48,392	1,422	—	49,814
Adjustments	(537)	6,369	(11,982)	—	(6,150)

Balance as of December 31, 2003	$6,419,191	$710,815	$147,590	$28,742	$7,306,338

Other
Statement 142 does not change the requirements of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, for recognition of deferred taxes related to FCC licenses and tax-deductible goodwill. As a result of adopting Statement 142, a deferred tax benefit for the difference between book and tax amortization on the Company’s FCC licenses and tax-deductible goodwill will no longer be recognized as these assets are no longer amortized for book purposes. As the majority of the Company’s deferred tax liability recorded on the balance sheet relates to the difference between book and tax basis on FCC licenses, the deferred tax liability will not reverse over time unless future impairment charges are recognized on FCC licenses or the FCC licenses are sold.

Prior to adopting Statement 142, the Company recorded large amounts of non-deductible goodwill amortization, which resulted in a corresponding large permanent tax item, which adversely impacted the Company’s effective tax rate. However, as a result of the Company’s adoption of Statement 142, it no longer amortizes any goodwill for book and substantially all goodwill for tax purposes, thus its effective tax rate now more closely approximates statutory tax rates.

NOTE C — BUSINESS ACQUISITIONS

2003 Acquisitions:

During 2003 the Company acquired 16 radio stations in ten markets for $45.9 million in cash. The Company also acquired 727 outdoor display faces in eight domestic markets and 1,906 display faces in four international markets for a total of $28.3 million in cash. The Company’s outdoor segment also acquired investments in nonconsolidated affiliates for a total of $10.7 million in cash and acquired an additional 10% interest in a subsidiary for $5.1 million in cash. The Company’s live entertainment segment made cash payments of $2.8 million during the year ended December 31, 2003, primarily related to various earn-outs and deferred purchase price consideration on prior year acquisitions. Also, the Company’s national representation business acquired new contracts for a total of $42.6 million, of which $12.6 million was paid in cash during the year ended December 31, 2003 and $30.0 million was recorded as a liability at December 31, 2003.

2002 Acquisitions:

Ackerley Merger

On June 14, 2002, the Company consummated its merger with The Ackerley Group, Inc. (“Ackerley”). Pursuant to the terms of the merger agreement, each share of Ackerley ordinary and Class B common stock was exchanged for 0.35 shares of the Company’s common stock. After canceling 1.2 million shares of Ackerley common stock that were held by the Company prior to the signing of the merger agreement, approximately 12.0 million shares of the Company’s common stock were issued to Ackerley shareholders. The Company also assumed all of Ackerley’s outstanding employee stock options, which as of the merger date were exercisable for approximately 114,000 shares of the Company’s common stock. The merger is valued at approximately $493.0 million based on the number of the Company’s common shares issued, which were at the average share price at the signing of the merger agreement, the historical cost of the Ackerley shares held prior to the merger date and the fair value of the employee stock options at the merger date. In addition, the Company assumed all of Ackerley’s outstanding debt, which had a fair value of $319.0 million at the merger date. The Company refinanced Ackerley’s credit facility and made a tender offer for Ackerley’s public debt concurrent with the merger. The tender offer was finalized on July 3, 2002 at a price of $1,129 per $1,000 tendered, resulting in the repurchase of substantially all of Ackerley’s public debt.

This merger resulted in the recognition of approximately $361.0 million of goodwill. The goodwill was recorded as a result of the benefit to the existing inter-divisional and intra-divisional opportunities that the Company expects from the combined assets. The acquisition helps complete the Company’s national platform and is expected to provide more efficient and cost-effective ways for the Company’s clients to reach consumers. Therefore, the Company believes that combining Ackerley’s assets with the Company’s assets provides greater value than operating Ackerley’s assets on a stand-alone basis.

Ackerley operated approximately 6,000 outdoor displays in the Boston, Seattle and Portland, Oregon metropolitan markets. In addition, Ackerley owned the FCC licenses of 16 television stations and provided some or all of the programming and sales for two other television stations. Ackerley also owned four radio stations in Seattle and provided sales and other services to one additional radio station. The merger allowed the Company to enter Boston, Seattle and Portland, Oregon, three of the top 25 U.S. outdoor advertising markets. Seattle is also a top 25 U.S. radio market where the Company had no presence. In addition, the acquisition enabled the Company to offer advertisers more cross-platform advertising opportunities, as the Company had radio broadcasting operations, outdoor advertising operations or live entertainment venue presence in 15 of Ackerley’s 18 television markets.

The following table summarizes the estimated fair value of Ackerley’s assets acquired and liabilities assumed at the date of merger.

(In thousands)	June 14, 2002
Current assets	$53,645
Property, plant and equipment	142,736
Intangible assets	785,724
Other assets	16,318

Total Assets Acquired	$998,423
Current liabilities	(67,485)
Long-term debt	(318,970)
Deferred income taxes	(94,525)
Other long-term liabilities	(24,443)

Total Liabilities Assumed	(505,423)

Net Assets Acquired	$493,000

Included in intangible assets is approximately $229.4 million and $194.8 million, for FCC licenses and billboard permits, respectively, which are not subject to amortization and $.5 million of definite-lived intangibles. Also included in intangible assets is $361.0 million of goodwill, of which $.4 million, $358.9 million, and $1.7 million were assigned to the radio, outdoor and other reporting segments, respectively.

The results of operations for the year ended December 31, 2002 include the operations of Ackerley from June 14, 2002. Unaudited pro forma consolidated results of operations, assuming the Ackerley acquisition had occurred on January 1, 2001 would have been as follows:

(In thousands, except per share data)	For the Year Ended December 31,
	2002	2001
Revenue	$8,501,064	$8,168,680
Income (loss) before cumulative effect of a change in accounting principle	$720,324	$(1,160,541)
Net income (loss)	$(16,058,202)	$(1,160,541)
Income (loss) before cumulative effect of a change in accounting principle per common share — Basic	$1.18	$(1.92)
Net income (loss) per common share — Basic	$(26.23)	$(1.92)
Income (loss) before cumulative effect of a change in accounting principle per common share — Diluted	$1.16	$(1.92)
Net income (loss) per common share — Diluted	$(25.35)	$(1.92)

The pro forma information above is presented in response to applicable accounting rules relating to business acquisitions and is not necessarily indicative of the actual results that would have been achieved had the merger occurred at the beginning of 2001, nor is it indicative of future results of operations.

Other

In addition to the acquisition discussed above, during 2002 the Company acquired substantially all of the assets of 27 radio stations, 9,275 outdoor display faces and certain music, racing events promotional and exhibition related assets. The aggregate cash and restricted cash paid for these acquisitions was approximately $241.2 million.

2001 Acquisitions:

During 2001, the Company acquired substantially all of the assets of 183 radio stations, approximately 6,900 additional outdoor display faces and certain music, sports and racing events, promotional assets and sports talent representation contracts. The Company also acquired two television stations, both of which we had previously been operating under a local marketing agreement, national representation contracts, and other assets. In addition, the Company exchanged one television license for two television licenses and $10.0 million of cash that was placed in a restricted trust for future acquisitions. The exchange was accounted for at fair value, resulting in a gain of $168.0 million, which was recorded in “Other income (expense) — net”. The Company’s 2001 acquisitions resulted in additional licenses and goodwill of approximately $1.2 billion, including $233.7 million relating to non-cash asset exchanges.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2003 and 2002:

(In thousands)
	2003	2002
Property, plant and equipment	$14,607	$178,836
Accounts receivable	210	50,693
Goodwill and FCC licenses	72,598	964,953
Investments	11,993	2,176
Other assets	12,492	65,888

	111,900	1,262,546
Long-term debt	—	(318,970)
Other liabilities	(6,568)	(114,141)
Deferred tax	49	(95,224)
Ackerley shares held prior to merger	—	(14,153)
Common stock issued	—	(478,847)

	(6,519)	(1,021,335)

Total cash consideration	105,381	241,211
Less: Restricted cash used	—	(23,583)

Cash paid for acquisitions	$105,381	$217,628

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.

Restructuring

As a result of the Company’s merger with The Ackerley Group, Inc. (“Ackerley”) in June 2002, the Company recorded a $40.0 million accrual related to the restructuring of Ackerley’s operations. Of the $40.0 million, $19.0 million is related to severance and $21.0 million is related to lease terminations. The Ackerley corporate office closed in July 2002. Also, in connection with the Company’s mergers in 2000 with SFX and AMFM, the Company restructured the SFX and AMFM operations. The AMFM corporate offices in Dallas and Austin, Texas were closed on March 31, 2001 and a portion of the SFX corporate office in New York was closed on June 30, 2001. Other operations of AMFM have either been discontinued or integrated into existing similar operations. As of December 31, 2003, the restructuring has resulted in the actual termination of approximately 780 employees and the pending termination of approximately 20 more employees. The Company has recorded a liability in purchase accounting for Ackerley, SFX and AMFM, primarily related to severance for terminated employees and lease terminations as follows:

(In thousands)	2003	2002	2001
Severance and lease termination costs:
Accrual at January 1	$73,573	$53,182	$84,291
Estimated costs charged to restructuring accrual in purchase accounting	—	40,043	—
Adjustments to restructuring accrual	—	(4,162)	41,624
Payments charged against restructuring accrual	(16,433)	(15,490)	(72,733)

Remaining severance and lease termination accrual at December 31	$57,140	$73,573	$53,182

The remaining severance and lease accrual is comprised of $39.2 million of severance and $17.9 million of lease termination. The severance accrual includes amounts that will be paid over the next several years related to deferred payments to former employees as well as other compensation. The lease termination accrual will be paid over the next five years. During 2003, $5.6 million was paid and charged to the restructuring reserve related to severance. The Company made adjustments to finalize the purchase price allocation for both the AMFM and SFX mergers during 2001 and the purchase price allocation related to the Ackerley merger was finalized in 2003. All adjustments have been made, and any future potential excess reserves will be recorded as an adjustment to the purchase price.

In addition to the restructuring described above, the Company restructured its outdoor advertising operations in France during the second quarter of 2003. As a result, the Company has recorded a $13.8 million accrual in divisional operating expenses. Of the $13.8 million, $12.5 million is related to severance and $1.3 million is related to lease terminations and consulting costs. As of December 31, 2003, this accrual balance was $4.8 million. This restructuring has resulted in the termination of 134 employees.

NOTE D — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand, a narrowcast radio broadcast service and a radio representation company in Australia.

Hispanic Broadcasting Corporation

On September 22, 2003, Univision Communications, Inc. (“Univision”), a Spanish language media group, completed its acquisition of Hispanic Broadcasting Corporation (“HBC”), in a stock-for-stock merger. Pursuant to the terms of the merger agreement, each share of HBC converted into 0.85 of a share of Univision. As a result, the Company received approximately 24.1 million shares of Univision in exchange for its investment in HBC. Prior to the merger of HBC with Univision, the Company owned 26 percent of HBC and accounted for its investment under the equity method of accounting. After the merger, the Company accounts for its investment as an available-for-sale security, as it now owns less than 20 percent of Univision.

Grupo ACIR Comunicaciones

The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.

Clear Media

The Company owns 48.1% of the total number of shares of Hainan White Horse Advertising Media Investment Co. Ltd. (“Clear Media”), formerly known as White Horse, a Chinese company that operates street furniture displays throughout China. At December 31, 2003, the fair market value of the Company’s shares of Clear Media was $157.0 million.

Summarized Financial Information

The following table summarizes the Company’s investments in these nonconsolidated affiliates:

				Clear	All
(In thousands)	ARN	HBC	ACIR	Media	Others	Total
At December 31, 2002	$86,073	$175,700	$52,138	$64,888	$163,415	$542,214
Acquisition (disposition) of investments	—	—	—	—	(33,423)	(33,423)
Transfers (to) from cost investments and other reclasses	—	(183,312)	—	—	(34,658)	(217,970)
Additional investment, net	(2,758)	282	—	6,860	(8,126)	(3,742)
Equity in net earnings (loss)	9,964	7,330	2,524	5,342	(9,127)	16,033
Foreign currency transaction adjustment	(5,464)	—	—	—	—	(5,464)
Foreign currency translation adjustment	35,382	—	(406)	167	20,341	55,484

At December 31, 2003	$123,197	$—	$54,256	$77,257	$98,422	$353,132

The above investments are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Other income derived from transactions with nonconsolidated affiliates consists of interest income of $6.0 million in 2003, $5.1 million in 2002 and $3.7 million in 2001, and are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” Accumulated undistributed earnings included in retained deficit for these investments were $83.5 million, $67.5 million and $45.7 million for December 31, 2003, 2002 and 2001, respectively.

The Company conducts business with certain of its equity method investees in the ordinary course of business. Transactions relate to venue rentals, management fees, sponsorship revenue, and reimbursement of certain costs. In 2003, payments made to and received from these equity investees for services rendered for these business ventures were approximately $3.9 million and $6.6 million, respectively. It is the Company’s opinion, that these transactions were recorded at fair value.

Other Investments

Other investments of $926.4 million and $89.8 million at December 31, 2003 and 2002, respectively, include marketable equity securities classified as follows:

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2003
Available-for sale	$861,047	$269,722	$—	$269,722	$591,325
Trading	33,677	14,496	—	14,496	19,181
Other cost investments	31,644	—	—	—	31,644

Total	$926,368	$284,218	$—	$284,218	$642,150

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2002
Available-for sale	$54,430	$1,444	$(11,440)	$(9,996)	$64,426
Trading	7,097	663	—	663	6,434
Other cost investments	28,317	—	—	—	28,317

Total	$89,844	$2,107	$(11,440)	$(9,333)	$99,177

Accumulated net unrealized gain (loss) on available-for-sale securities, net of tax, of $106.3 million and $(3.1) million were recorded in shareholders’ equity in “Accumulated other comprehensive income (loss)” at December 31, 2003 and 2002, respectively. The net unrealized gain (loss) on trading securities of $13.8 million and $(11.9) million for the year ended December 31, 2003 and 2002, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.

During 2003 an unrealized gain of $657.3 million was recorded on the statement of operations in “Gain (loss) on marketable securities” related to the exchange of the Company’s HBC investment, which had been accounted for as an equity method investment, for Univision Communications Inc. shares, which were recorded as an available-for-sale cost investment. On September 22, 2003, Univision completed its acquisition of HBC in a stock-for-stock merger. As a result, the Company received shares of Univision, which were recorded on the balance sheet at the date of the merger at their fair value. In addition, on September 23, 2003, the Company sold a portion of our Univision investment, which resulted in a realized pre-tax book loss of $6.4 million. Also, during 2003, the Company recorded an impairment charge on a radio technology investment for $7.0 million due to a decline in its market value that was considered to be other-than-temporary.

During 2002, an unrealized loss of $25.3 million was recorded on the statement of operations in “Gain (loss) on marketable securities” related to the impairment of investment in a media company that had declines in its market value that was considered to be other-than-temporary. Also during 2002, realized gains of $4.0 million, $4.6 million and $2.8 million were recorded on the statement of operations in “Gain (loss) on sale of assets related to mergers”, “Gain (loss) on marketable securities” and “Other income expense - net”, respectively. Finally, during 2002, the Company cancelled its investment of $14.2 million in Ackerley common shares as part of the consideration paid in that merger.

NOTE E — LONG-TERM DEBT

Long-term debt at December 31, 2003 and 2002 consisted of the following:

(In thousands)	December 31,
	2003	2002
Bank credit facilities	$710,612	$2,152,265
Senior Notes:
2.625% Convertible Notes Due 2003	—	517,581
7.25% Senior Notes Due 2003	—	736,975
7.875% Notes Due 2005	—	750,000
6.5% Notes (denominated in Euro) Due 2005	818,805	681,603
6.0% Senior Notes Due 2006	750,000	750,000
3.125% Senior Notes Due 2007	250,000	—
4.625% Senior Notes Due 2008	500,000	—
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	—
7.65% Senior Notes Due 2010	750,000	750,000
4.40% Senior Notes Due 2011	250,000	—
5.0% Senior Notes Due 2012	300,000	—
5.75% Senior Notes Due 2013	500,000	—
4.9% Senior Notes Due 2015	250,000	—
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Debentures Due 2027	300,000	300,000
Original issue (discount) premium	(4,479)	—
Fair value adjustments related to interest rate swaps	7,021	119,844
Liquid Yield Option Notes	—	252,133
Various subsidiary level notes	688,097	1,272,746
Other long-term debt	194,956	195,475

	7,065,012	8,778,622
Less: current portion	143,664	1,396,532

Total long-term debt	$6,921,348	$7,382,090

The bank credit facilities are supported by a limited subsidiary guaranty and a pledged intercompany note from AMFM Operating Inc., a wholly-owned subsidiary of the Company. The limited subsidiary guaranty guarantees and the pledged intercompany note secures a portion of the credit facility obligations. At December 31, 2003 the amounts of the limited subsidiary guaranty and pledged intercompany note were $1.0 billion and $300.0 million, respectively. AMFM Operating Inc.’s 8% senior notes due 2008 are unsecured obligations of AMFM Operating Inc. and rank equally in right of payment to the extent of the aforementioned guaranty of the Company’s bank credit facilities, and senior in right of payment to on all other unsecured indebtedness of AMFM Operating Inc.

Bank Credit Facilities

The Company has two separate domestic bank credit facilities. Interest rates for each facility are based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The first facility is a reducing revolving line of credit, originally in the amount of $2.0 billion that matures June 30, 2005. Beginning September 30, 2000, commitments under this facility began reducing on a quarterly basis and as a result, principal repayments may be required to the extent borrowings would otherwise exceed the available level of commitments. The reductions in amounts available for future borrowings total $109.4 million per quarter in 2004, $131.3 million in the first quarter of 2005 and $381.3 million in the second quarter of 2005. At December 31, 2003, $610.5 million was outstanding and $339.5 million was available for future borrowings. There were no outstanding letters of credit under this facility.

The second facility is a $1.5 billion, five-year multi-currency revolving credit facility. At December 31, 2003, the outstanding balance was $50.0 million and, taking into account letters of credit of $130.6 million, $1.3 billion was available for future borrowings, with the entire balance to be repaid on August 30, 2005.

The Company has a $150.0 million five-year revolving credit facility with a group of international banks. This facility allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. At December 31, 2003, $50.1 million was outstanding. This credit facility expires on December 8, 2005.

At December 31, 2003, interest rates on the bank credit facilities varied from 1.55% to 1.57% on borrowings denominated in US dollars and from 1.44% to 5.45% on borrowings in other currencies.

Senior Notes

On January 9, 2003, the Company completed a debt offering of $300.0 million 4.625% notes due January 15, 2008 and $500.0 million 5.75% notes due January 15, 2013. Interest is payable on January 15 and July 15 on both series of notes. The aggregate net proceeds of approximately $791.2 million were used to repay borrowings outstanding under the Company’s bank credit facilities and to finance the redemption of AMFM Operating, Inc.’s outstanding 8.125% senior subordinated notes due 2007 and 8.75% senior subordinated notes due 2007 as described below.

On March 17, 2003, the Company completed a debt offering of $200.0 million 4.625% notes due January 15, 2008. Interest is payable on January 15 and July 15. The aggregate net proceeds of approximately $203.4 million were used to repay borrowings outstanding under the Company’s bank credit facilities and to finance the redemption of all of the 4.75% LYONs due 2008.

On May 1, 2003, the Company completed a debt offering of $500.0 million 4.25% notes due May 15, 2009. Interest is payable on May 15 and November 15. The aggregate net proceeds of $497.0 million were used to repay borrowings outstanding on the $1.5 billion three-year term loan. In conjunction with the issuance, the Company entered into an interest rate swap agreement with a $500.0 million notional amount that effectively converts fixed to floating interest at a rate based upon LIBOR.

On May 21, 2003, the Company completed a debt offering of $250.0 million 4.40% notes due May 15, 2011 and $250.0 million 4.90% notes due May 15, 2015. Interest is payable on May 15 and November 15 on both series of notes. The aggregate net proceeds of approximately $496.1 million were used to repay borrowings outstanding on the $1.5 billion three-year term loan. Subsequent to the issuance of the 4.40% notes due 2011, the Company entered into an interest rate swap agreement with a $250.0 million notional amount that effectively floats interest at a rate based upon LIBOR.

On October 6, 2003, the Company exercised a call provision on its 7.875% senior notes due June 15, 2005. The redemption price of $842.6 million included the principal of $750.0 million, a premium of $74.4 million and accrued interest of $18.2 million. The redemption was funded with borrowings on our bank credit facilities. Concurrent with the redemption, the Company terminated a related interest rate swap agreement with a $750.0 million notional amount that effectively floated interest at a rate based upon LIBOR.

On November 5, 2003, the Company completed a debt offering of $250.0 million aggregate principal amount of 3.125% senior notes due February 1, 2007. Interest is payable each February 1 and August 1 commencing August 1, 2004. The net proceeds of approximately $249.1 million were used to repay borrowings outstanding on the Company’s credit facilities. In conjunction with the issuance of these notes, the Company entered into an interest rate swap agreement with a $250.0 million notional amount that effectively floats interest at a rate based upon LIBOR.

On December 2, 2003, the Company completed a debt offering of $300.0 million aggregate principal amount of 5.0% senior notes due March 15, 2012. Interest is payable each March 15 and September 15 commencing March

15, 2004. The net proceeds of approximately $296.9 million were used to repay borrowings outstanding on the Company’s credit facilities. In conjunction with the issuance of these notes, the Company entered into an interest rate swap agreement with a $300.0 million notional amount that effectively floats interest at a rate based upon LIBOR.

All fees and initial offering discounts are being amortized as interest expense over the life of the note. The aggregate face value and market value of the senior notes was approximately $6.1 billion and $6.6 billion, respectively, at December 31, 2003. The aggregate face value and market value of the senior notes was approximately $4.9 billion and $5.2 billion, respectively, at December 31, 2002.

Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The Company terminated an interest rate swap agreement on the 7.875% notes due 2005 during 2003 and received $83.8 million in proceeds. The fair value of our swaps was $7.0 million and $119.8 million at December 31, 2003 and 2002, respectively.

Various Subsidiary Level Notes

The aggregate face value and market value of the various subsidiary level notes was approximately $688.1 million and $1.3 billion at December 31, 2003 and 2002, respectively.

Notes assumed in AMFM Merger: On February 10, 2003, the Company redeemed all of AMFM Operating Inc.’s outstanding 8.125% senior subordinated notes due 2007 for $379.2 million plus accrued interest. On February 18, 2003, the Company redeemed all of AMFM Operating Inc.’s outstanding 8.75% senior subordinated notes due 2007 for $193.4 million plus accrued interest. The AMFM notes were redeemed pursuant to call provisions in the indentures governing the notes. The redemptions resulted in a gain of $1.7 million recorded in “other income (expense) — net” on the statement of operations.

On January 15, 2002, the Company redeemed all of the outstanding 12.625% exchange debentures due 2006. The debentures were redeemed for $150.8 million plus accrued interest. The redemption resulted in a gain of $3.9 million, net of tax recorded in “other income (expense) — net” on the statement of operations.

The aggregate remaining balance of AMFM Operating Inc.’s long-term bonds, of which are all 8% senior notes due 2008, was $688.1 million at December 31, 2003, which includes a purchase accounting premium of $16.8 million.

Debt Covenants

The most significant covenants in the Company’s debt are leverage and interest coverage ratio covenants contained in the credit facilities. The leverage ratio covenant requires the Company to maintain a ratio of total debt to EBITDA (as defined by the credit facilities) of less than 5.50x through June 30, 2003 and less than 5.00x from July 1, 2003 through the maturity of the facilities. The interest coverage covenant requires the Company to maintain a minimum ratio of EBITDA (as defined by the credit facilities) to interest expense of 2.00x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facilities at which time the credit facilities may become immediately due. The Company’s bank credit facilities have cross-default provisions among the bank facilities only. No other debt agreements of the Company have cross-default or cross-acceleration provisions.

Additionally, the AMFM Operating Inc. long-term bonds contain certain restrictive covenants that limit the ability of AMFM Operating Inc., a wholly-owned subsidiary of the Company, to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.

The Company’s $1.5 billion five-year multi-currency revolving credit facility includes a provision for an increase in fees of 12.5 basis points on borrowings and 5 basis points on amounts available for future borrowings in the event that both of the Company’s long-term debt ratings drop below its current ratings of BBB-/Baa3. Conversely, if the Company’s long-term debt ratings improve, it has a proportionate decrease in fees. The Company’s international subsidiary’s $150.0 million credit facility includes a put option to the Company in the event that the Company’s long-term debt ratings fall below BB+/Ba1. The Company believes there are no other agreements that contain provisions that trigger an event upon a change in long-term debt ratings that would have a material impact to its financial statements. At December 31, 2003, the Company was in compliance with all debt covenants. The Company expects to be in compliance during 2004.

Liquid Yield Option Notes

On April 17, 2003, the Company redeemed all of the remaining 4.75% “LYONs”, pursuant to a call provision in the indenture governing the LYONs, for $208.2 million. As a result of the redemption, the Company recognized a non-cash gain on the extinguishment of debt of $41.3 million during the second quarter of 2003 which was recorded on the statement of operations in “Other income (expense) — net”.

Future maturities of long-term debt at December 31, 2003 are as follows:

(In thousands)
2004	$143,664
2005	1,494,943
2006	804,324
2007	251,633
2008	1,317,796
Thereafter	3,052,652

Total	$7,065,012

NOTE F — FINANCIAL INSTRUMENTS

Interest Rate Swaps

The Company has $1.3 billion of interest rate swaps that are designated as fair value hedges that hedge the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded in income related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2003 and 2002, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other assets” with the offset recorded in “Long-term debt” of approximately $7.0 million and $119.8 million, respectively. Accordingly, an adjustment was made to the asset and carrying value of the underlying debt on December 31, 2003 and 2002 to reflect the increase in fair value. The majority of the decline in the fair value of the Company’s interest rate swaps at December 31, 2003 as compared to 2002 relates to its termination of an interest rate swap agreement, which resulted in the Company receiving proceeds of $83.8 million.

Secured Forward Exchange Contracts

On June 5, 2003, Clear Channel Investments, Inc. (“CCI, Inc.”), a wholly owned subsidiary of the Company, entered into a five-year secured forward exchange contract (the “contract”) with respect to 8.3 million shares of its investment in XM Satellite Radio Holdings, Inc. (“XMSR”). Under the terms of the contract, the counterparty paid $83.5 million at inception of the contract, which the Company classified in “Other long-term borrowings”. The contract has a maturity value of $98.8 million, with an effective interest rate of 3.4%, which the Company will accrete over the life of the contract using the effective interest method. CCI, Inc. continues to hold the 8.3 million shares and retains ownership of the XMSR shares during the term of the contract.

Upon maturity of the contract, CCI, Inc. is obligated to deliver to the counterparty, at CCI, Inc.’s option, cash or a number of shares of XMSR equal to the cash payment, but no more than 8.3 million XMSR shares. The contract hedges the Company’s cash flow exposure of the forecasted sale of the XMSR shares by purchasing a put option and selling the counterparty a call option (the “collar”) on the XMSR shares. The net cost of the collar was $.5 million, which the Company initially classified in other long-term assets. The collar effectively limits the Company’s cash flow exposure upon the forecasted sale of XMSR shares to the counterparty between $11.86 and $15.58 per XMSR share.

The collar meets the requirements of Statement 133 Implementation Issue G20, Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge. Under this guidance, complete hedging effectiveness is assumed and the entire change in fair value of the collar is recorded in other comprehensive income. Annual assessments are required to ensure that the critical terms of the contract have not changed. As of December 31, 2003, the fair value of the collar was a $101.7 million liability, and the amount recorded in other comprehensive income, net of tax, related to the change in fair value of the collar for the year ended December 31, 2003 was $63.5 million.

Also included in “Other long-term borrowings” is CCI, Inc.’s obligation under its secured forward exchange contracts on its investment in American Tower Corporation (“AMT”). In 2001, CCI, Inc. entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in AMT. The AMT contracts had a value of $47.3 million and $64.4 million at December 31, 2003 and December 31, 2002, respectively. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2003, 2002 and 2001, the Company recognized a loss of $17.1 million and gains of $29.5 million and $68.8 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2003, 2002 and 2001, the Company recognized income of $13.8 million and losses of $11.9 million and $57.2 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.

Foreign Currency Rate Management

As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company enters into foreign denominated debt to hedge a portion of the effect of movements in currency exchange rates on these net investments. The Company’s major foreign currency exposure involves markets with net investments in Euros and the British pound. The primary purpose of the Company’s foreign currency hedging activities is to offset the translation gain or losses associated with the Company’s net investments denominated in foreign currencies. Since the debt is designated as a hedge and denominated in the same currency as the foreign denominated net investment, the hedge, which is on an after-tax basis, will offset a portion of the translation changes in the corresponding net investment. Since an assessment of this hedge revealed no ineffectiveness, all of the translation gains and losses associated with this debt are reflected as a translation adjustment within accumulated other comprehensive income (loss) within shareholders’ equity. As of December 31, 2003 and 2002, the cumulative translation gain (loss), net of tax of $88.1 million and $(44.7) million, respectively, have been reported as a part of “Accumulated other comprehensive income (loss)” within shareholders’ equity.

NOTE G — COMMITMENTS AND CONTINGENCIES

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index or a maximum of 5%), as well as provisions for the payment of utilities and maintenance by the Company.

The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other type contacts. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, the Company has non-cancelable contracts in its live entertainment operations related to minimum performance payments with various artist as well as various other contracts in its radio broadcasting operations related to program rights and music license fees. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts, as well as construction commitments for facilities and venues.

As of December 31, 2003, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable
	Operating	Non-Cancelable	Capital
(In thousands)	Leases	Contracts	Expenditures
2004	$390,343	$744,173	$226,525
2005	312,537	454,303	76,880
2006	275,041	326,545	16,374
2007	252,201	179,910	4,687
2008	221,499	134,627	5,198
Thereafter	1,319,038	536,755	519

Total	$2,770,659	$2,376,313	$330,183

Rent expense charged to operations for 2003, 2002 and 2001 was $968.5 million, $839.5 million and $773.3 million, respectively.

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

Various acquisition agreements include deferred consideration payments including future contingent payments based on the financial performance of the acquired companies, generally over a one to five year period. Contingent payments involving the financial performance of the acquired companies are typically based on the acquired company meeting certain EBITDA targets as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum payment. At December 31, 2003, the Company believes its maximum aggregate contingency, which is subject to the financial performance of the acquired companies, is approximately $51.6 million. In addition, certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2003, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $28.2 million. As the contingencies have not been met or resolved as of December 31, 2003, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum amount.

NOTE H — GUARANTEES

As of December 31, 2003 and 2002, the Company guaranteed third party debt of approximately $57.2 million and $98.6 million, respectively. The guarantees arose primarily in 2000 in conjunction with the Company entering into long-term contracts with third parties. The guarantees will terminate at the earlier of the sale of the underlying assets or September 2004. The operating assets associated with these contracts secure the debt that the Company has guaranteed. Only to the extent that the assets are either sold by the third-party for less than the guaranteed amount or the third party is unable to service the debt will the Company be required to make a cash payment under the guarantee. As of December 31, 2003, it is not probable that the Company will be required to make a payment under these guarantees. Thus, as of December 31, 2003 and 2002, the guarantees associated with long-term operating contracts are not recorded on the Company’s financial statements. These guarantees are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities.

As of December 31, 2003, the Company has provided a guarantee under a certain performance contract of approximately $77.4 million that expires in 2004. Under this guarantee, if the amount collected from the third parties that receive the benefit under the performance contract does not exceed the guarantee amount, the Company must make payment for the shortfall. During 2003, 2002 and 2001, under this guarantee, the Company has made payments of $4.7 million, $3.8 million and $2.2 million, respectively. As of December 31, 2003, the Company cannot reasonably estimate whether it will have to make any future payments under this guarantee for the 2004 contract period. As such, possible losses on this executory performance contract will be appropriately recorded in the period that they are incurred.

The Company guarantees a $150.0 million five-year revolving credit facility between its international subsidiary and a group of international banks. The credit facility expires in 2005. The facility allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. At December 31, 2003 and 2002, the outstanding balance on the credit facility was $50.1 million and $95.7 million, respectively. The outstanding balance on the credit facility is recorded in “Long-term debt” on the Company’s financial statements.

AMFM Operating Inc., an indirect wholly-owned subsidiary of the Company has guaranteed a portion of the Company’s bank credit facilities including the reducing revolving line of credit facility and the $1.5 billion five-year multi-currency revolving credit with outstanding balances at December 31, 2003 of $610.5 million and $50.0 million, respectively. At December 31, 2003, the contingent liability under these guarantees was $1.0 billion. At December 31, 2003, these outstanding balances are recorded in “Long-term debt” on the Company’s financial statements.

Within the Company’s bank credit facilities agreements is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.

The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines and credit card charge-back transactions up to approximately $65.8 million. As of December 31, 2003, no amounts were outstanding under these agreements.

As of December 31, 2003, the Company has outstanding commercial standby letters of credit and surety bonds of $131.5 million and $58.2 million, respectively, that primarily expire in 2004. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.

NOTE I — INCOME TAXES

Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)
	2003	2002	2001
Current — federal	$197,608	$102,785	$26,598
Current — foreign	25,542	33,594	19,450
Current — state	23,531	12,764	11,315

Total current	246,681	149,143	57,363
Deferred — federal	519,689	350,237	(137,213)
Deferred — foreign	(31,142)	(36,034)	(13,462)
Deferred — state	44,545	30,020	(11,659)

Total deferred	533,092	344,223	(162,334)

Income tax expense (benefit)	$779,773	$493,366	$(104,971)

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2003 and 2002 are as follows:

(In thousands)
	2003	2002
Deferred tax liabilities:
Intangibles and fixed assets	$2,944,240	$2,605,842
Unrealized gain in marketable securities	208,854	—
Foreign	60,444	77,715
Equity in earnings	41,644	17,110
Investments	1,860	5,398
Other	11,830	12,417

Total deferred tax liabilities	3,268,872	2,718,482
Deferred tax assets:
Unrealized loss in marketable securities	—	20,876
Accrued expenses	99,232	110,236
Long-term debt	97,167	81,044
Net operating loss carryforwards	9,522	21,438
Alternative minimum tax carryforwards	—	13,437
Bad debt reserves	17,473	21,259
Deferred income	20,028	13,416
Other	36,785	32,985

Total gross deferred tax assets	280,207	314,691
Valuation allowance	60,672	66,667

Total deferred tax assets	219,535	248,024

Net deferred tax liabilities	$3,049,337	$2,470,458

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and goodwill created from the Company’s various stock acquisitions. In accordance with Statement No. 142, the Company no longer amortizes FCC licenses. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges on its FCC licenses and tax deductible goodwill or sells its FCC licenses. As the Company continues to amortize its tax basis in its FCC licenses and tax deductible goodwill, the deferred tax liability will increase over time.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

(In thousands)	2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$673,877	35%	$426,366	35%	$(437,149)	(35%)
State income taxes, net of federal tax benefit	68,076	4%	42,784	4%	(344)	0%
Amortization of goodwill			—	—	238,474	19%
Foreign taxes	(3,521)	(0%)	(6,248)	(1%)	34,766	3%
Nondeductible items	8,125	0%	8,527	1%	7,009	1%
Other, net	33,216	2%	21,937	2%	52,273	4%

	$779,773	41%	$493,366	41%	$(104,971)	(8%)

During 2003, the Company utilized approximately $31.4 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2003. The reduction in the valuation allowance was recorded as an adjustment to the original purchase price allocation and did not impact total income tax expense.

During 2002, the Company utilized approximately $400.0 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. In connection with accounting for these acquisitions, a deferred tax asset valuation allowance was recorded based on the Company’s assessment of the likelihood of realization of these net operating loss carryforwards and other deferred tax assets. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2002, and resulted in a reduction of the deferred tax asset valuation allowance. The reduction in the valuation allowance was recorded as an adjustment to the original purchase price allocation and did not impact total income tax expense.

The remaining federal net operating loss carryforwards of $20.0 million expire in various amounts from 2004 to 2020.

NOTE J — SHAREHOLDERS’ EQUITY

Dividends

The Company’s Board of Directors declared a $.10 per share cash dividend payable on October 15, 2003 and January 15, 2004 to shareholders of record on September 30, 2003 and December 31, 2003, respectively. Total cash paid for dividends was $61.6 million during the year ended December 31, 2003.

Stock Options

The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. All option plans contain anti-dilutive provisions that require the adjustment of the number of shares of the Company common stock represented by each option for any stock splits or dividends.

As a result of the mergers with Ackerley in 2002 the Company assumed .1 million stock options that were granted to employees and affiliates of this company. These options were granted in accordance with Ackerley’s policy and under the terms of that company’s stock option plan. Pursuant to the merger agreement, the Company assumed the obligation to fulfill all options granted in accordance with the original grant terms adjusted for the merger exchange ratio. At December 31, 2003, there were .05 million options assumed with the Ackerley merger that remain outstanding.

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the years ended December 31, 2003, 2002 and 2001 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)
	2003		2002		2001
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	42,943	$44.57	47,147	$43.92	40,112	$41.10
Assumed in acquisitions	—	—	114	51.61	—	—
Granted	4,955	36.75	262	34.76	11,389	51.27
Exercised (1)	(2,477)	18.96	(2,508)	21.33	(2,928)	25.15
Forfeited	(2,327)	54.26	(2,072)	56.73	(1,426)	57.91

Outstanding, end of year	43,094	$44.64	42,943	$44.57	47,147	$43.92

Exercisable, end of year	27,267		29,614		32,385
Weighted average fair value per option granted	$17.29		$16.35		$25.01

(1)	The Company received an income tax benefit of $20.6 million, $22.5 million and $32.8 million relating to the options exercised during 2003, 2002 and 2001, respectively. Such benefits are recorded as adjustments to “Additional paid-in capital” in the statement of shareholders’ equity.

There were 43.7 million shares available for future grants under the various option plans at December 31, 2003. Vesting dates range from February 2004 to October 2008, and expiration dates range from February 2004 to October 2013 at exercise prices and average contractual lives as follows:

(In thousands of shares)
				Weighted
				Average	Weighted		Weighted
			Outstanding	Remaining	Average	Exercisable	Average
			as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices			12/31/03	Life	Price	12/31/03	Price
$ .01	—	$10.00	1,332	3.8	$5.2696	1,332	$5.2696
10.01	—	20.00	1,097	2.2	14.0861	1,097	14.0861
20.01	—	30.00	4,569	4.4	25.5974	4,185	25.4552
30.01	—	40.00	6,323	6.6	35.9601	1,918	34.1589
40.01	—	50.00	15,521	5.0	46.4916	11,176	46.6704
50.01	—	60.00	10,665	4.8	55.9275	6,174	55.2370
60.01	—	70.00	2,862	3.7	66.4318	796	66.9156
70.01	—	80.00	406	6.3	76.6902	326	77.0524
80.01	—	90.00	283	5.3	83.8277	232	83.0824
90.01	—	100.10	36	1.9	97.4699	31	98.2393

			43,094	5.0	$44.6476	27,267	$42.0231

The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for 2003, 2002 and 2001:

	2003	2002	2001
Risk-free interest rate	2.91% -4.03%	2.85% - 5.33%	4.9% - 5.2%
Dividend yield	0% - 1.01%	0%	0%
Volatility factors	43% - 47%	36% - 49%	36% - 37%
Weighted average expected life	5 - 7.5	3.5 - 7.5	6 - 8

Pro forma net income and earnings per share, assuming that the Company had accounted for its employee stock options using the fair value method and amortized such to expense over the options’ vesting period is as follows:

(In thousands, except per share data)	2003	2002	2001
Net income before cumulative effect of a change in accounting principle:
Reported	$1,145,591	$724,823	$(1,144,026)
Pro forma stock compensation expense, net of tax	(43,788)	(52,611)	(49,469)

Pro Forma	$1,101,803	$672,212	$(1,193,495)

Net income before cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$1.86	$1.20	$(1.93)

Pro Forma	$1.79	$1.11	$(2.02)

Diluted:
Reported	$1.85	$1.18	$(1.93)

Pro Forma	$1.78	$1.10	$(2.02)

The weighted average fair value of stock options granted is required to be based on a theoretical option pricing model. In actuality, because the company’s employee stock options are not traded on an exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all stockholders commensurately.

Restricted Stock Awards

Beginning in 2003, the Company has granted 75,000 restricted stock awards to its key executives. These common shares hold a legend which restricts their transferability for a term of five years and are forfeited in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. All option plans contain anti-dilutive provisions that require the adjustment of the number of shares of the Company common stock represented by each option for any stock splits or dividends. Additionally, recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.

Other

As a result of mergers during 2000, the Company assumed 2.7 million employee stock options with vesting dates that vary through April 2005. To the extent that these employees’ options vest post-merger, the Company recognizes expense over the remaining vesting period. During the year ended December 31, 2003, 2002 and 2001, the Company recorded expense of $1.6 million, $4.4 million and $12.1 million, respectively, related to the post-merger vesting of employee stock options. Additionally, as a result of severance negotiations with 20 employees during 2001, the Company accelerated the vesting of 109,000 existing employee stock options. Accordingly, the Company recorded expense during 2001 equal to the intrinsic value of the accelerated options on the appropriate modification dates of $1.8 million. The expense associated with stock options is recorded on the statement of operations as a component of “non-cash compensation expense”.

Common Stock Reserved for Future Issuance

Common stock is reserved for future issuances of, approximately 87.0 million shares for issuance upon the various stock option plans to purchase the Company’s common stock (including 43.1 million options currently granted) and .3 million shares for the settlement of a performance contract.

Shares Held in Treasury

Included in the 427,971 and the 302,214 shares held in treasury are 356,656 and 242,534 shares that the Company holds in Rabbi trusts at December 31, 2003 and 2002, respectively.

Reconciliation of Earnings per Share

(In thousands, except per share data)	2003	2002		2001
NUMERATOR:
Income (loss) before cumulative effect of a change in accounting principle	$1,145,591	$724,823		$(1,144,026)
Cumulative effect of a change in accounting principle	—	(16,778,526)		—

Net income (loss)	1,145,591	(16,053,703)		(1,144,026)
Effect of dilutive securities:
Convertible debt - 2.625% issued in 1998	2,106	8,931		9,358 *
Convertible debt - 1.5% issued in 1999	—	7,704		9,300 *
LYONS - 1996 issue	—	—		(225) *
LYONS - 1998 issue	1,446	4,815	*	4,594 *
Less: Anti-dilutive items	—	(4,815)		(23,027)

Numerator for net income (loss) before cumulative effect of a change in accounting principle per common share - diluted	1,149,143	741,458		(1,144,026)
Numerator for cumulative effect of a change in accounting principle per common share — diluted	—	(16,778,526)		—

Numerator for net income (loss) per common share - diluted	$1,149,143	$(16,037,068)		$(1,144,026)

DENOMINATOR:
Weighted average common shares	614,651	606,861		591,965
Effect of dilutive securities:
Stock options and common stock warrants	3,167	3,911		11,731 *
Convertible debt - 2.625% issued in 1998	2,060	8,855		9,282 *
Convertible debt - 1.5% is sued in 1999	—	7,813		9,454 *
LYONS - 1996 issue	—	—		1,743 *
LYONS - 1998 issue	892	3,085	*	3,085 *
Less: Anti-dilutive items	—	(3,085)		(35,295)

Denominator for net income (loss) per common share - diluted	620,770	627,440		591,965

Net income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle — Basic	$1.86	$1.20		$(1.93)
Cumulative effect of a change in accounting principle — Basic	—	(27.65)		—

Net income (loss) — Basic	$1.86	$(26.45)		$(1.93)

Income (loss) before cumulative effect of a change in accounting principle — Diluted	$1.85	$1.18		$(1.93)
Cumulative effect of a change in accounting principle — Diluted	—	(26.74)		—

Net income (loss) — Diluted	$1.85	$(25.56)		$(1.93)

*     Denotes items that are anti-dilutive to the calculation of earnings per share.

NOTE K — EMPLOYEE STOCK AND SAVINGS PLANS

The Company has various 401(K) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Beginning January 1, 2003, the Company match was increased from 35% to 50% of the employee’s first 5% of pay contributed to the plan. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions to these plans of $27.5 million, $21.4 million and $21.9 million were charged to expense for 2003, 2002 and 2001, respectively.

The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 85% of the market value on the day of purchase. Employees may purchase shares having a value not exceeding ten percent (10%) of their annual gross compensation or $25,000, whichever is lower. During 2003, 2002 and 2001, employees purchased 266,978, 319,817 and 265,862 shares at weighted average share prices of $34.01, $33.85 and $45.26, respectively.

In 2001, the Company initiated a non-qualified deferred compensation plan for highly compensated executives allowing deferrals of a portion of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. The liability under this deferred compensation plan at December 31, 2003, 2002 and 2001 was approximately $8.9 million, $3.5 million and $.6 million, respectively.

NOTE L — OTHER INFORMATION

(In thousands)	For the year ended December 31,
	2003	2002	2001
The following details the components of “Other income (expense) — net”:
Reimbursement of capital cost	$(5,019)	$(6,008)	$(9,007)
Gain (loss) on disposal of fixed assets	(3,932)	(2,384)	(1,087)
Gain on sale of operating assets	13,976	43,617	167,317
Gain on sale of representation contracts	1,450	14,836	13,463
Software maintenance — third party	—	—	(14,071)
Asset retirement obligation	(7,000)	—	—
Minority interest	(7,186)	(1,033)	(6,289)
Gain on extinguishment of debt	36,735	11,980	—
Other	(8,065)	(3,578)	1,941

Total other income (expense) — net	$20,959	$57,430	$152,267

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$37,898	$25,096	$(3,101)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$117,876	$(62,182)	$(75,280)
Unrealized gain (loss) on cash flow derivatives	$(38,936)	$—	$—
Reclassification adjustment for gains on securities transferred to trading	$—	$—	$(24,400)
Reclassification adjustment for gains on shares held prior to merger	$—	$(2,441)	$—
Reclassification adjustments for (gain) loss included in net income (loss)	$(11,896)	$6,355	$102,725

(In thousands)	As of December 31,
	2003	2002
The following details the components of “Other current assets”:
Current film rights	$21,185	$24,878
Inventory	36,985	25,603
Other	104,291	114,355

Total other current assets	$162,461	$164,836

The following details the components of “Accrued expenses”:
Acquisition accruals	$124,593	$155,648
Accrued commissions	108,230	138,922
Accrued liabilities — other	708,440	599,596

Total accrued expenses	$941,263	$894,166

The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$88,109	$(44,707)
Cumulative unrealized gain on investments	106,297	(3,091)

Total accumulated other comprehensive income (loss)	$194,406	$(47,798)

NOTE M — SEGMENT DATA

The Company has three reportable operating segments — radio broadcasting, outdoor advertising and live entertainment. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. At December 31, 2003 the radio broadcasting segment included 1,182 radio stations for which the Company is the licensee and 46 radio stations operated under lease management or time brokerage agreements. The radio broadcasting segment also operates various radio networks. At December 31, 2003, the outdoor advertising segment owned or operated 787,575 advertising display faces. Of these, 145,895 are in U.S. markets and the remaining 641,680 displays are in international markets. At December 31, 2003, the live entertainment segment owned or operated 103 venues. Of these, 74 venues are in 39 domestic markets and the remaining 29 venues are in four international markets.

“Other” includes television broadcasting, sports representation and media representation.

(In thousands)	Radio	Outdoor	Live
	Broadcasting	Advertising	Entertainment	Other	Corporate	Eliminations	Consolidated
2003
Revenue	$3,695,020	$2,174,597	$2,646,959	$556,599	$—	$(142,276)	$8,930,899
Divisional operating expenses	2,130,054	1,593,736	2,455,897	451,445	—	(142,276)	6,488,856
Non-cash compensation	1,609	—	—	—	3,409	—	5,018
Depreciation and amortization	154,121	379,640	60,830	54,023	22,724	—	671,338
Corporate expenses	—	—	—	—	174,154	—	174,154

Operating income (loss)	$1,409,236	$201,221	$130,232	$51,131	$(200,287)	$—	$1,591,533

Intersegment revenues	$56,698	$17,470	$3,788	$64,320	$—	$—	$142,276
Identifiable assets	$19,809,269	$4,873,109	$1,333,792	$2,019,877	$316,646	$—	$28,352,693
Capital expenditures	$80,138	$199,521	$69,823	$26,211	$2,277	$—	$377,970

(In thousands)	Radio	Outdoor	Live
	Broadcasting	Advertising	Entertainment	Other	Corporate	Eliminations	Consolidated
2002
Revenue	$3,717,243	$1,859,643	$2,447,302	$528,374	$—	$(131,507)	$8,421,055
Divisional operating expenses	2,126,139	1,354,092	2,289,654	414,383	—	(131,507)	6,052,761
Non-cash compensation	4,400	—	—	—	1,036	—	5,436
Depreciation and amortization	153,941	336,895	61,518	43,287	25,125	—	620,766
Corporate expenses	—	—	—	—	176,370	—	176,370

Operating income (loss)	$1,432,763	$168,656	$96,130	$70,704	$(202,531)	$—	$1,565,722

Intersegment revenues	$55,832	$12,516	$1,277	$61,882	$—	$—	$131,507
Identifiable assets	$19,826,656	$4,647,200	$1,297,420	$1,422,661	$478,216	$—	$27,672,153
Capital expenditures	$115,199	$292,618	$63,422	$23,850	$53,553	$—	$548,642

2001
Revenue	$3,455,553	$1,748,031	$2,477,640	$423,651	$—	$(134,872)	$7,970,003
Divisional operating expenses	2,104,719	1,220,681	2,327,109	349,069	—	(134,872)	5,866,706
Non-cash compensation	12,373	—	—	738	3,966	—	17,077
Depreciation and amortization	1,619,986	559,498	290,047	69,957	22,992	—	2,562,480
Corporate expenses	—	—	—	—	187,434	—	187,434

Operating income (loss)	$(281,525)	$(32,148)	$(139,516)	$3,887	$(214,392)	$—	$(663,694)

Intersegment revenues	$49,025	$13,127	$2,591	$70,129	$—	$—	$134,872
Identifiable assets	$33,406,019	$7,707,761	$5,412,507	$874,037	$202,818	$—	$47,603,142
Capital expenditures	$144,786	$264,727	$67,555	$84,446	$36,874	$—	$598,388

Revenue of $1.9 billion, $1.5 billion and $1.3 billion and identifiable assets of $2.5 billion, $2.2 billion and $2.9 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE N — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2003	2002	2003	2002	2003	2002	2003	2002
Revenue	$1,779,443	$1,697,987	$2,317,249	$2,172,910	$2,544,146	$2,340,425	$2,290,061	$2,209,733
Operating expenses:
Divisional operating expenses	1,361,075	1,288,977	1,641,905	1,506,401	1,842,329	1,680,371	1,643,547	1,577,012
Non-cash compensation	799	1,838	1,779	1,445	880	936	1,560	1,217
Depreciation and amortization	159,562	142,418	161,880	146,261	165,882	160,503	184,014	171,584
Corporate expenses	42,779	38,969	42,459	39,203	44,050	44,385	44,866	53,813

Operating income	215,228	225,785	469,226	479,600	491,005	454,230	416,074	406,107
Interest expense	100,952	110,367	95,311	108,350	98,192	107,935	93,545	106,134
Gain (loss) on sale of assets related to mergers	—	3,991	—	—	—	—	—	—
Gain on marketable securities	2,792	2,984	2,581	5,917	675,027	(16,009)	(1,554)	4,012
Equity in earnings (loss) of nonconsolidated affiliates	2,335	3,213	6,713	7,500	2,957	5,906	10,021	10,309
Other income (expense) — net	2	26,207	39,142	15,394	(1,840)	20,974	(16,345)	(5,145)

Income before income taxes and cumulative effect of a change in accounting principle	119,405	151,813	422,351	400,061	1,068,957	357,166	314,651	309,149
Income tax (expense) benefit	(48,359)	(61,484)	(171,051)	(162,025)	(432,928)	(144,652)	(127,435)	(125,205)

Income before cumulative effect of a change in accounting principle	71,046	90,329	251,300	238,036	636,029	212,514	187,216	183,944
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	—	(16,778,526)	—	—	—	—	—	—

Net income (loss)	$71,046	$(16,688,197)	$251,300	$238,036	$636,029	$212,514	$187,216	$183,944

Net income (loss) per common share:
Basic:
Income before cumulative effect of a change in accounting principle	$.12	$.15	$.41	$.40	$1.03	$.35	$.30	$.30
Cumulative effect of a change in accounting principle	—	(28.00)	—	—	—	—	—	—

Net income (loss)	$.12	$(27.85)	$.41	$.40	$1.03	$.35	$.30	$.30

Diluted:
Income before cumulative effect of a change in accounting principle	$.12	$.15	$.41	$.39	$1.03	$.34	$.30	$.30
Cumulative effect of a change in accounting principle	—	(27.76)	—	—	—	—	—	—

Net income (loss)	$.12	$(27.61)	$.41	$.39	$1.03	$.34	$.30	$.30

Stock price:
High	$43.98	$54.90	$43.85	$53.97	$46.18	$37.95	$47.48	$44.99
Low	31.00	42.24	33.35	29.00	36.36	20.00	38.50	29.36

The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE O — SUBSEQUENT EVENTS

On January 12, 2004, the Company sold its investment in Univision Corporation for $599.4 million in proceeds. As a result, the Company recorded a gain of $47.0 million in “Gain (loss) on marketable securities”. Proceeds were used to pay down the Company’s domestic credit facilities.

On February 19, 2004, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share on the Company’s Common Stock. The dividend is payable on April 15, 2004 to shareholders of record at the close of business on March 31, 2004.

On February 25, 2004, the Company redeemed €454.4 million of its 6.5% senior notes due July 7, 2005, for €477.7 million plus accrued interest. As a result of this redemption, the Company recorded a pre-tax loss of $30.3 million on the early extinguishment of debt. After this redemption, €195.6 million of the 6.5% senior notes remain outstanding. The remaining notes outstanding continue to be designated as a hedge of the Company’s net investment in Euro denominated assets. Additionally, on February 25, 2004, the Company entered into a United States dollar — Eurodollar cross currency swap with a notional amount of €497.0 million. The swap requires the Company to make fixed interest payments on the Euro notional amount while it receives fixed interest payments on the equivalent U.S. dollar notional amount, all on a semi-annual basis. The Company has designated the swap as a hedge of its net investment in Euro denominated assets.

ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable

ITEM 9A. Controls and Procedures

     Our principal executive and financial officers have concluded, based on their evaluation as of the end of the period covered by this Form 10-K, that our disclosure controls and procedures, as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, are effective to ensure that information we are required to disclose in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and include controls and procedures designed to ensure that information we are required to disclose in such reports is accumulated and communicated to management, including our principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.

     Subsequent to our evaluation, there were no significant changes in internal controls or other factors that could significantly affect these internal controls.

PART III

ITEM 10. Directors and Executive Officers of the Registrant

     We believe that one of our most important assets is our experienced management team. With respect to our operations, managers are responsible for the day-to-day operation of their respective location. We believe that the autonomy of our management enables us to attract top quality managers capable of implementing our aggressive marketing strategy and reacting to competition in the local markets. Most of our managers have options to purchase our common stock. As an additional incentive, a portion of each manager’s compensation is related to the performance of the profit centers for which he or she is responsible. In an effort to monitor expenses, corporate management routinely reviews staffing levels and operating costs. Combined with the centralized financial functions, this monitoring enables us to control expenses effectively. Corporate management also advises local managers on broad policy matters and is responsible for long-range planning, allocating resources, and financial reporting and controls.

     The information required by this item with respect to our code of ethics and the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth under the captions “Code of Business Conduct and Ethics”, “Election of Directors” or “Compliance With Section 16(A) of the Exchange Act,” in our Definitive Proxy Statement, which will be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.

     The following information is submitted with respect to our executive officers as of December 31, 2003

	Age on
	December 31,		Officer
Name	2003	Position	Since
L. Lowry Mays	68	Chairman/Chief Executive Officer	1972
Mark P. Mays	40	President/Chief Operating Officer	1989
Randall T. Mays	38	Executive Vice President/Chief Financial Officer and Secretary	1993
Herbert W. Hill, Jr.	44	Senior Vice President/Chief Accounting Officer	1989
Kenneth E. Wyker	42	Senior Vice President/General Counsel	1993
Paul Meyer	61	President/Chief Executive Officer — Clear Channel Outdoor	1997
Roger Parry	50	Chief Executive Officer — Clear Channel International	1998
Juliana F. Hill	34	Senior Vice President/Finance	1999
Brian Becker	47	Chairman/Chief Executive Officer — Clear Channel Entertainment	2000
William Moll	66	President — Clear Channel Television	2001
John Hogan	47	Chief Executive Officer — Clear Channel Radio	2002

     The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders.

     Mr. L. Mays is our founder and was our President and Chief Executive Officer from 1972 to February 1997. Since that time, Mr. L. Mays has served as our Chairman and Chief Executive Officer. He has been one of our directors since our inception. Mr. L. Mays is the father of Mark P. Mays, our President and Chief Operating Officer, and Randall T. Mays, our Executive Vice President and Chief Financial Officer.

     Mr. M. Mays was our Senior Vice President of Operations from February 1993 until his appointment as our President and Chief Operating Officer in February 1997. He has been one of our directors since May 1998. Mr. M. Mays is the son of L. Lowry Mays, our Chairman and Chief Executive Officer and the brother of Randall T. Mays, our Executive Vice President and Chief Financial Officer.

     Mr. R. Mays was appointed Executive Vice President and Chief Financial Officer in February 1997. Prior thereto, he served as our Vice President and Treasurer since he joined us in January 1993. Mr. R. Mays is the son of L. Lowry Mays, our Chairman and Chief Executive Officer and the brother of Mark P. Mays, our President and Chief Operating Officer.

     Mr. Hill was appointed Senior Vice President and Chief Accounting Officer in February 1997. Prior thereto, he served as our Vice President/Controller since January 1989.

     Mr. Wyker was appointed Senior Vice President, General Counsel and Secretary in February 1997. Prior thereto he served as Vice President for Legal Affairs and Secretary since he joined us in July 1993.

     Mr. Meyer was appointed President/Chief Executive Officer — Clear Channel Outdoor (formerly Eller Media) in January 2002. Prior thereto he was the President/Chief Operating Officer — Clear Channel Outdoor from March 1999 to January 2002 and he was the Executive Vice President and General Counsel of Eller Media from March 1996 to March 1999.

     Mr. Parry was appointed Chief Executive Officer — Clear Channel International in June 1998. Prior thereto, he was the Chief Executive of More Group plc. since 1995.

     Ms. Hill was appointed Senior Vice President/Finance in May 2000. Prior thereto, she was Vice President/Finance and Strategic Development from March 1999 to May 2000. She was an Associate at US WEST Communications for the remainder of the relevant five-year period.

     Mr. Becker was appointed Chairman/Chief Executive Officer — Clear Channel Entertainment in August 2000. Prior thereto he was the Executive Vice President of SFX Entertainment, Inc. for the remainder of the relevant five-year period.

     Mr. Moll was appointed President — Clear Channel Television in January 2001. Prior thereto, he was the President, WKRC-TV, Cincinnati, OH for the remainder of the relevant five-year period.

     Mr. Hogan was appointed Chief Executive Officer of Clear Channel Radio in August 2002. Prior thereto he was Chief Operating Officer of Clear Channel Radio from August 2001 to August 2002 and he was a Senior Vice President of Clear Channel Radio from May 1999 to August 2001. Prior thereto he was a Senior Vice President of Jacor Communications, Inc. for the remainder of the relevant five-year period.

Clear Channel Communications, Inc. Annual Meeting of Shareholders	April 28, 2004 8:30 a.m.

The Westin Hotel 420 West Market Street San Antonio, Texas 78205	ADMIT ONE

Clear Channel Communications, Inc. Annual Meeting of Shareholders	April 28, 2004 8:30 a.m.
The Westin Hotel 420 West Market Street San Antonio, Texas 78205	ADMIT ONE

CLEAR CHANNEL COMMUNICATIONS, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be
held April 28, 2004

     The undersigned hereby appoints L. Lowry Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San Antonio, Texas on April 28, 2004 at 8:30 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.

     The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

(Continued and to be dated and signed on the reverse side.)

1.	Election of Directors	FOR all eleven nominees listed below ☐ WITHHOLD AUTHORITY to vote for all nominees below ☐ EXCEPTIONS* ☐

Nominees: L. Lowry Mays Phyllis B. Riggins	Alan D. Feld Mark P. Mays Theodore H. Strauss	Thomas O. Hicks Randall T. Mays J. C. Watts	Perry J. Lewis B. J. McCombs John H. Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)
*Exceptions:

2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2004.

FOR ☐       AGAINST ☐       ABSTAIN ☐

Change of Address and/or Comments: ☐

     Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated: , 2004

Shareholder’s signature

Shareholder’s signature if stock held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.